SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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E*TRADE GROUP, INC.

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[COMPANY LOGO APPEARS HERE]

Notice of Annual Meeting of Shareowners
to Be Held May 24, 2002

TO OUR SHAREOWNERS:

You are cordially invited to attend the Annual Meeting of Shareowners of E*TRADE Group, Inc. (“E*TRADE” or the “Company”), which will be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Bordeaux Room, Redwood City, California 94065 on May 24, 2002 at 2 p.m. local time, for the following purposes:

1.    To elect three directors to the Board of Directors;

2.    To approve a 341,904 share increase in the maximum number of shares of Common Stock reserved for issuance under the E*TRADE Group, Inc. 1996 Stock Purchase Plan;

3.    To approve the adoption of the 2002 Associate Stock Purchase Plan (“2002 Plan”) and the reservation of 5,000,000 shares of Common Stock for issuance pursuant to the terms of the 2002 Plan;

4.    To consider and vote upon a proposal to ratify the selection of Deloitte & Touche LLP as independent public accountants for the Company for fiscal year 2002; and

5.    To act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 9, 2002 as the record date for determining those shareowners entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

Representation of at least a majority of all outstanding shares of Common Stock and Series A Preferred Stock of the Company, voting together as a single class, is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. If you elected to receive the Annual Report and Proxy Statement electronically over the Internet, you will not receive a paper proxy card and we encourage you to vote online, unless you cancel your enrollment. If your shares are held in a bank or brokerage account and you did not elect to receive the materials through the Internet, you may still be eligible to vote your shares electronically. Your proxy may be revoked at any time prior to the time it is voted.

All shareowners are invited to attend the meeting. Please read the proxy material carefully. Your vote is important and the Company appreciates your cooperation in considering and acting on the matters presented.

Very truly yours,

/c/ CHRISTOS M. COTSAKOS
Christos M. Cotsakos, Ph.D. Chairman of the Board and Chief Executive Officer

April 29, 2002
Menlo Park, California

Shareowners Should Read the Entire Proxy Statement Carefully
Prior to Returning Their Proxies

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREOWNERS OF E*TRADE GROUP, INC.

To Be Held May 24, 2002

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of E*TRADE Group, Inc. (“E*TRADE” or the “Company”) of proxies to be voted at the Annual Meeting of Shareowners, which will be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Bordeaux Room, Redwood City, California 94065, on May 24, 2002 at 2 p.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareowners. This Proxy Statement and the proxy card were first mailed to shareowners on or about April 29, 2002. The principal executive offices of E*TRADE are located at 4500 Bohannon Drive, Menlo Park, California 94025.

VOTING RIGHTS AND SOLICITATION

The close of business on April 9, 2002 is the record date for shareowners entitled to notice of, and to vote at, the Annual Meeting. As of that date, E*TRADE had 354,302,939 shares of Common Stock, $.01 par value per share (the “Common Stock”), issued and outstanding, and one (1) share of Series A Preferred Stock, $.01 par value per share (the “EGI Special Voting Share”), issued and outstanding. All of the shares of the Company’s Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and shareowners of record entitled to vote at the meeting will have one (1) vote for each share so held on the matters to be voted upon. The EGI Special Voting Share is entitled to vote at the Annual Meeting together with the Common Stock of the Company as a single class. The EGI Special Voting Share is entitled to up to that number of votes equal to the number of Exchangeable Shares of EGI Canada Corporation (the “Exchangeable Shares”) outstanding on the record date, other than those Exchangeable Shares held by E*TRADE or its affiliates. The number of Exchangeable Shares outstanding as of the record date, excluding those shares held by E*TRADE or its affiliates, is 1,284,131 and therefore the EGI Special Voting Share is entitled to 1,284,131 votes.

Shares of the Company’s Common Stock represented by proxies in the accompanying form which are properly executed and returned to E*TRADE will be voted at the Annual Meeting of Shareowners in accordance with the shareowners’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of directors as described herein under “Proposal 1 — Election of Directors,” FOR the proposal to increase the shares available for issuance under the 1996 Stock Purchase Plan as described herein under “Proposal 2 — Approval of Increase in the Number of Shares Reserved for Issuance Under the 1996 Stock Purchase Plan,” FOR the proposal to adopt the 2002 Associate Stock Purchase Plan as described herein under “Proposal 3 — Approval of Adoption of 2002 Associate Stock Purchase Plan,” and FOR ratification of the selection of accountants as described herein under “Proposal 4 — Ratification of Selection of Independent Public Accountants.”

Voting rights under the EGI Special Voting Share will be exercised by Computershare Trust Company of Canada, as trustee for the holders of Exchangeable Shares, in accordance with instructions duly received from holders of Exchangeable Shares. To the extent that no such instructions are received, such voting rights will not be exercised.

Election of directors by shareowners will be determined by a plurality of the votes cast by the shareowners entitled to vote at the election who are present in person or represented by proxy. The approval of the proposal to increase the numbers of shares available for issuance under the Company’s 1996 Stock Purchase Plan, the proposal to adopt the 2002 Associate Stock Purchase Plan, and the proposal to ratify the selection of accountants each requires a majority of the votes cast to be affirmative. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. A broker “non-vote” occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Abstentions are counted in tabulations of the votes cast on proposals presented to shareowners, whereas broker non-votes are not counted in tabulations of the votes cast on proposals presented to shareowners.

Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any shareowner has the right to revoke his or her proxy at any time before it is voted (see “Revocability of Proxies” below).

The entire cost of soliciting proxies will be borne by the Company. The Company has retained the services of Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies. Innisfree will receive a fee from the Company for services rendered of approximately $12,000.00, plus out-of-pocket expenses. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally, through the Internet or by telephone, facsimile, telegraph or special letter from officers and other E*TRADE associates for no additional compensation. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company’s Common Stock and holders of the Exchangeable Shares, and such persons may be reimbursed for their expenses.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company, Attention: Ms. Brigitte VanBaelen, Corporate Secretary, at its principal corporate offices located at 4500 Bohannon Drive, Menlo Park, California 94025, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Voting Electronically Via the Internet

Holders of E*TRADE Common Stock may vote via the Internet at the www.ProxyVote.com web site until 11:59 p.m. EST on May 23, 2002. (Electronic voting for the holders of Exchangeable Shares is not available. If you are a holder of Exchangeable Shares, please follow the voting instructions provided with your shareowner materials.) The Internet voting procedures are designed to authenticate the shareowner’s identity and to allow shareowners to vote their shares and confirm that their instructions have been properly recorded. If you would like to receive future shareowner materials electronically, please enroll after you complete your voting process on www.ProxyVote.com.

Please refer to the proxy card enclosed herewith for voting instructions. If your voting form does not provide for voting via the Internet or you choose not to vote over the Internet, please complete and return the paper proxy card in the pre-addressed, postage-paid envelope provided herewith.

PROPOSAL 1

ELECTION OF DIRECTORS

Three directors are currently standing for re-election to the E*TRADE Group, Inc. Board of Directors. The members of the Board of Directors are grouped into three classes. One class is elected at each Annual Meeting of Shareowners, to hold office for a three-year term and until successors of such class have been elected and qualified. The nominees for the Board of Directors are set forth below. With the exception of the Company’s Chief Executive Officer, each of the members of the Board of Directors of E*TRADE Group, Inc. is an “outside,” “independent” director, having no employment relationship with the Company. The Company and its Board believe this structure better allows the Board to meet its obligation to review and evaluate the Company’s business on an arm’s length basis and to better serve the Company’s shareowners1 and stakeholders2. In the absence of contrary instructions, the proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees for director listed below. In the event that any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

Nominees to Board of Directors

Name	Principal Occupation	Director Since	Class and Year in Which Term Will Expire	Age
Dr. Christos M. Cotsakos	Chairman of the Board and Chief Executive Officer of E*TRADE Group, Inc	1996	Class I 2004	53

Mr. David C. Hayden	Executive Chairman, Critical Path, Inc.	2000	Class I 2004	47

Mr. William A. Porter	Founder and Chairman of the International Stock Exchange (ISE LLC) and Chairman Emeritus of E*TRADE Group, Inc.	1982	Class I 2004	73

Dr. Christos M. Cotsakos is Chairman of the Board and Chief Executive Officer of E*TRADE Group, Inc. He joined E*TRADE in March 1996 as President and Chief Executive Officer. Prior to being recruited to E*TRADE, he spent five years at the A.C. Nielsen Company in various senior executive positions which culminated in his position as global Co-Chief Executive Officer, Chief Operating Officer, President and a director from March 1995 to January 1996. Dr. Cotsakos was recruited to Nielsen after 19 years with the Federal Express Corporation, where he held a number of senior executive positions. Dr. Cotsakos is the author of the national bestseller, “It’s Your Money.” Dr. Cotsakos is co-chair of the Vietnam Veterans Memorial Fund. Dr. Cotsakos serves as a director of Fox Entertainment Group, Inc. a leader in the development, production, and worldwide distribution of feature films and television programs, television broadcasting, and cable network programming. Dr. Cotsakos is a decorated Vietnam Veteran; he enlisted in the U.S. Army in 1967 and was honorably discharged from active duty in 1970. He received a BA from William Paterson University, an MBA from Pepperdine University and a Ph.D. in Economics from the University of London. Dr. Cotsakos has been the recipient of several industry and visionary awards during his tenure at E*TRADE, A.C. Nielsen and Federal Express. Dr. Cotsakos serves as Vice Chairman for the Kennedy Center Corporate Fund. Dr. Cotsakos also serves as a member of the New York Stock Exchange’s Listed Company Advisory Committee. During fiscal 2001, Dr. Cotsakos was a member of the International Advisory Committee and the Nominating Committee of the Board, but as of March 26, 2002, he resigned from each

[1]	“Shareowners” are those who have invested in the success of the Company in the form of an equity interest.

[2]	“Stakeholders” are those who have invested in the success of the Company in the form of a business relationship which promotes the long term best interests of the Company and its shareowners.

of those committees. Dr. Cotsakos is the co-chair of the Finance Committee of the Board and a member of the Secondary and Pricing Committees of the Board.

Mr. David C. Hayden has served as a director of the Company since August 2000. In addition to his duties at E*TRADE, Mr. Hayden is the Executive Chairman of Critical Path, Inc., a publicly-held company and global leader in digital communications platforms. Mr. Hayden founded Critical Path in 1997 and served as its Chairman, President, Chief Executive Officer and Secretary from its inception until October 1998. From October 1998 until February 2001, Mr. Hayden served as Critical Path’s Chairman of the Board of Directors. In February 2001, he returned to active management at the request of the Board of Directors to direct Critical Path’s day-to-day business, its financial restructuring, and its operational reorganization. Prior to founding Critical Path, Mr. Hayden served as Chairman and Chief Executive Officer of The McKinley Group, Inc., a company he co-founded in 1993. The McKinley Group created Magellan, one of the first and most popular of the initial Internet search engines. In addition to his current duties and long-term commitment to Critical Path, Mr. Hayden serves as a director of Arzoon, Inc., an innovative logistics resource management company; and Andale, Inc., a leading provider of on-line auction management tools. Mr. Hayden also serves as a trustee of the Golden Gate National Recreation Association and is active in his community. He holds a BA in political science from Stanford University. Mr. Hayden is the chair of the Compensation Committee of the Board.

Mr. William A. Porter has served as a director of the Company since it was founded in 1982. Mr. Porter is the founder of Trade*Plus (subsequently named E*TRADE Group, Inc.) and was its Chairman Emeritus, having served as Chairman of the Board from the Company’s inception until December 1998. Mr. Porter served as the Company’s President until October 1993 and Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary until March 1996. Mr. Porter also founded E*TRADE Securities, Incorporated in 1992. Mr. Porter is a founder and the first Chairman of the International Securities Exchange. He received a BA in Mathematics from Adams State College, an MA in Physics from Kansas State College, and an MBA in Management from the Massachusetts Institute of Technology. During fiscal year 2001, Mr. Porter was a member of the Nominating Committee of the Board, but as of March 26, 2002, he resigned from that committee. As of April 4, 2002, Mr. Porter was appointed as a member of the International Advisory Committee of the Board.

Directors Not Standing for Election

The members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below.

Name	Principal Occupation	Director Since	Class and Year in Which Term Will Expire	Age
Mr. Peter Chernin	Chairman and President and Chief Executive Officer of The Fox Group, Inc	1999	Class III 2002	50
Mr. Ronald D. Fisher	Vice-Chairman, SOFTBANK Holdings, Inc	2000	Class II 2003	54
Mr. William E. Ford	Managing Member, General Atlantic Partner	1995	Class II 2003	40
Mr. George Hayter	Partner, George Hayter Associates	1995	Class II 2003	63
Mr. Lewis E. Randall	Private Investor	1982	Class III 2002	60
Dr. Lester C. Thurow	Professor of Management and Economics, Massachusetts Institute of Technology	1996	Class III 2002	63

Mr. Peter Chernin has been a director of the Company since October 1999. He is the Chairman and Chief Executive Officer of The Fox Group, Inc. He has been a director and President and Chief Operating Officer of Fox Entertainment Group, Inc. since August 1998. Mr. Chernin has been an Executive Director, President and Chief Operating Officer of News Corporation and a director, Chairman and Chief Executive Officer of News America Incorporated since 1996. He was Chairman and Chief Executive Officer of Fox Filmed Entertainment from 1994 until 1996, Chairman of Twentieth Century Fox Film from 1992 until 1994 and President of the Fox Entertainment Group of Fox Broadcasting Company from 1989 until 1992. Mr. Chernin also served as director of T.V. Guide, Inc. He received a BA from the University of California at Berkeley. Mr. Chernin is a member of the Audit Committee of the Board and, as of April 4, 2002, he was appointed as a member of the Nominating Committee of the Board.

Mr. Ronald D. Fisher has been a director of the Company since October 2000. Mr. Fisher is Vice-Chairman of SOFTBANK Holdings, Inc. where he oversees all of SOFTBANK’s activities outside of Asia. He joined SOFTBANK in October of 1995. From January 1990 through September 1995, Mr. Fisher was the Chief Executive Officer of Phoenix Technologies, Ltd., a company that develops and markets system software for personal computers. Mr. Fisher joined Phoenix Technologies from Interactive Systems Corporation, a UNIX software company that was purchased by Eastman Kodak Company in 1988. At Interactive Systems Corp., he served as President, Chief Operating Officer and, ultimately, its Chief Executive Officer. Mr. Fisher serves as a director of SOFTBANK Corporation, Japan; Global Sports, Inc., a publicly-traded developer and operator of e-commerce businesses; InsWeb Corporation, a publicly-traded online insurance company that enables consumers to shop online and obtain quotes for insurance products; Key3media Group, Inc., a publicly-traded producer, manager and promoter of tradeshows and other events for the information technology industry; and PeoplePC, Inc., a publicly-traded provider of digital connectivity solutions. Mr. Fisher received a Bachelor of Commerce degree from the University of Witwatersand, South Africa, and an MBA from Columbia University. Mr. Fisher is a member of the Finance Committee of the Board and, as of April 4, 2002, he was appointed as a member of the Compensation Committee of the Board.

Mr. William E. Ford has been a director of the Company since September 1995. Mr. Ford is a managing member of General Atlantic Partners, LLC (“GAP LLC”), a private equity firm that invests globally in information technology and communications companies, and has been with GAP LLC (or its predecessor) since July 1991. Mr. Ford is also a director of Priceline.com Incorporated, a publicly-traded, buyer-driven e-commerce company whose “demand collection system” enables consumers to use the Internet to save money on a wide range of products and services; Critical Path, Inc., a provider of messaging and directory communications solutions for corporate enterprises and service providers worldwide; Chordiant Software, Inc., a provider of customer relationship management software infrastructure solutions for customer relationship marketing, service, sales, knowledge management and real-time transactions across multiple communication channels; SoundView Technology Group, Inc., an investment banking firm focused exclusively on the technology sector, and which offers a complement of investment banking services, including public offerings, M&A advisory and private equity placements, as well as comprehensive research on technology companies; and several private information technology companies in which entities affiliated with GAP LLC are investors. Mr. Ford received a BA in Economics from Amherst College and an MBA from the Stanford Graduate School of Business. Mr. Ford is the co-chair of the Finance Committee of the Board and is a member of the Compensation Committee of the Board.

Mr. George Hayter has been a director of the Company since December 1995. Mr. Hayter has been a partner of George Hayter Associates, a consulting firm, since 1990, providing guidance to emerging stock exchanges. From 1976 to 1990, he served with the London Stock Exchange, with responsibility for information and trading systems, his final position being the Managing Director of Trading Markets Division. Mr. Hayter serves on the boards of three London Stock Exchange listed companies. He serves on the board of Surfcontrol, PLC, a London Stock Exchange and Nasdaq Europe listed specialist software provider, and is chairman of ICM Computer Group PLC, a systems services company. He also serves on the board of Quester VCT-3, a London listed venture capital trust. He received an MA in Natural Sciences from Queens’ College, Cambridge, England. Mr. Hayter is the chair of the International Advisory Committee of the Board and is also a member of the Finance Committee of the Board. As of April 4, 2002 Mr. Hayter was appointed as the Lead Director of the Board and was also appointed as the co-chair of the Corporate Governance Committee of the Board.

Mr. Lewis E. Randall is a private investor who has been a director of the Company since 1982. From 1989 to 1997, Mr. Randall served Lone Tree, Inc., a privately-held loan factor, in various capacities as a board member, Chief Financial Officer, President, and co-owner. From 1984 to 1987, he was a member of the board, and more briefly, Chief Financial Officer, of ViMart Corp., a privately-held software marketing company. Mr. Randall worked for both Apple Computer from 1979 to 1983 and Intel Corporation from 1974 to 1978 during their formative years, largely as a manager of software engineering teams. Mr. Randall holds a BA in philosophy from Harvard University. Mr. Randall is a member of the Audit Committee of the Board and, as of April 4, 2002, he was appointed as the chair of the Nominating Committee of the Board and as a member of the Corporate Governance Committee of the Board.

Dr. Lester C. Thurow has been a director of the Company since April 1996. Dr. Thurow has been a Professor of Management and Economics at Massachusetts Institute of Technology (“MIT”) since 1968. From 1987 to 1993, he served as Dean of MIT’s Sloan School of Management. Dr. Thurow has served since 1991 as a director of Analog Devices, Inc., a publicly-traded semiconductor and software company, and since 1993 as a director of Grupo Casa Autry, a publicly-traded wholesale distributor of pharmaceuticals. Dr. Thurow received a BA in economics from Williams College, an MA from Oxford University and a Ph.D. from Harvard University. Dr. Thurow is the chair of the Audit Committee of the Board and, as of April 4, 2002, he was appointed as the co-chair of the Corporate Governance Committee of the Board.

BOARD MEETINGS AND COMMITTEES

The Board of Directors of the Company held a total of ten meetings during fiscal year 2001 (which includes October 1, 2000 through December 31, 2001) including four actions by written consent. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served. The Board of Directors has created an Audit Committee, a Finance Committee, a Compensation Committee, an International Advisory Committee, a Pricing Committee, a Nominating Committee, a Secondary Committee, and, as of April 4, 2002, a Corporate Governance Committee. The committees, their current members, their primary responsibilities and the number of times the committees took action by way of meeting or written consent are described below.

Committee	Members	Primary Responsibilities	Number of Meetings (including actions by written consent)
Audit Committee	Dr. Lester C. Thurow (Chair) Mr. Lewis E. Randall Mr. Peter Chernin
Reviews the results of the Company’s annual and quarterly audits and meets with the Company’s independent accountants to review the Company’s internal controls and financial management practices. See also the Amended and Restated Audit Committee Charter attached as Appendix A hereto.
10 – six meetings and four actions by written consent

Finance Committee	Mr. William E. Ford (Co-Chair) Dr. Christos M. Cotsakos (Co-Chair) Mr. Ronald D. Fisher Mr. George Hayter
Reviews acquisition and investment strategies and candidates with the Company’s management, approves acquisitions and dispositions of certain assets and also makes recommendations to the Board concerning potential strategies.
12 – six meetings and six actions by written consent

Compensation Committee	Mr. David C. Hayden (Chair) Mr. William E. Ford Mr. Ronald D. Fisher (1)
Recommends to the Board of Directors the compensation arrangements for the Company’s senior executives and administers the 1996 Stock Incentive Plan and the 1996 Stock Purchase Plan. If the 2002 Associate Stock Purchase Plan is approved (see Proposal 3), this committee will oversee that plan. This Committee also reviews the performance of the CEO and the members of the Company’s senior management team on at least an annual basis.
16 – ten meetings and six actions by written consent

International Advisory Committee (2)	Mr. George Hayter (Chair) Mr. William A. Porter	Reviews and advises on the strategic direction of the Company’s current and future international operations.	6 – five meetings and one action by written consent

Pricing Committee	Mr. William E. Ford Dr. Christos M. Cotsakos
This committee is designated from time to time and as needed to consider the price at which certain securities of the Company may be offered. This committee met on one occasion in fiscal 2001 to approve the price at which the Company’s convertible notes would be issued.
1 – one meeting

Nominating Committee (3)	Mr. Lewis E. Randall (Chair) Mr. Peter Chernin	Nominates persons for shareowner approval for membership on the Board of Directors.	Did not meet

Secondary Committee	Dr. Christos M. Cotsakos	Approves grants of options from the Company’s stock option plans to non-executive officers and associates.	63 actions by written consent

Corporate Governance Committee (4)	Dr. Lester C. Thurow (Co-Chair) Mr. George Hayter (Co-Chair) Mr. Lewis E. Randall
Oversees the Company’s corporate governance practices to ensure that the Board and the Company’s senior management teams conduct their business in conformity with the standards of good corporate governance.
Has not yet met

(1)	Mr. Ronald D. Fisher was appointed as an additional member of the Compensation Committee effective April 4, 2002.

(2)
Until March 26, 2002, the International Advisory Committee had been composed of Mr. George Hayter and Dr. Christos M. Cotsakos. Dr. Cotsakos resigned from the committee effective March 26, 2002 and, effective April 4, 2002, Dr. Cotsakos was succeeded by Mr. William A. Porter.

(3)
Until March 26, 2002, the Nominating Committee had been composed of Dr. Christos M. Cotsakos and Mr. William A. Porter. Each of these members resigned from the committee effective March 26, 2002 and, effective April 4, 2002, they were succeeded by the current members of the committee.

(4)
Effective April 4, 2002, the Board created a Corporate Governance Committee, composed of Dr. Lester C. Thurow (Co-Chair), Mr. George Hayter (Co-Chair) and Mr. Lewis E. Randall. This Committee will oversee the Company’s corporate governance practices to ensure that the Board and the Company’s senior management teams conduct their business in conformity with the standards of good corporate governance.

Lead Director

Effective April 4, 2002, the Board created the position of Lead Director. The individual serving as the Lead Director is an outside director who will assume the responsibility of ensuring that the Board is acting as an empowered, diverse entity in conformity with good corporate governance practices and in the long term best interests of shareowners and stakeholders or other responsibilities which the outside directors as a whole might designate from time to time. Working in cooperation with the Company’s Chief Executive Officer and senior management team, the Lead Director will ensure that the Company follows best practices in areas of its key strategic measurements, including, but not limited to, corporate social practice, development of long term succession planning and strategy formulation in order to increase the long term value and success of the Company. The Lead Director will receive a special retainer as described below which is in addition to the director’s annual retainer. This Lead Director position will be a rotating position, and, as of April 4, 2002, Mr. George Hayter was appointed as the Lead Director.

Nominations by Shareowners

The Nominating Committee will consider nominees recommended by shareowners for the next Annual Meeting of Shareowners after the meeting to be held May 24, 2002. Such recommendations must be mailed to the Company’s principal executive offices, 4500 Bohannon Drive, Menlo Park, California 94025, Attention: Ms. Brigitte VanBaelen, Corporate Secretary, and must be received by E*TRADE no earlier than November 24, 2002 and not later than December 24, 2002.

DIRECTOR REMUNERATION

Fees Paid to Directors

During fiscal year 2001, the Board of Directors received fees according to the following schedule:

Annual Board Retainer	$10,000.00
Each Board Meeting Attended	$1,500.00
Each Committee Meeting Attended (whether as Chairperson or Member)	$1,000.00

Beginning in fiscal year 2002, Board members will receive remuneration according to a new fee schedule. During fiscal 2001, the Board of Directors retained an independent third party consultant to review compensation for the Board as it was structured at that time. On December 18, 2001, upon recommendation of that consultant, the Board amended the Company’s director compensation policy to provide that non-associate (i.e., non-employee) directors will receive fees according to the schedule set forth below. The position of Lead Director had not been created as of the time of the analysis. However, the Board anticipates that the Lead Director will meet with other outside directors and/or the Chairman and Chief Executive Officer on at least a monthly basis, and that the Lead Director will undertake significant efforts to fulfill his or her responsibilities in addition to the regular duties of the members of the Board. On that basis, the Board determined that the retainer established for this position was appropriate.

Lead Director Retainer	$40,000.00
Annual Board Retainer	$25,000.00
Each Board Meeting Attended	$2,500.00
Each Committee Meeting Attended as Chairperson	$1,500.00
Each Committee Meeting Attended as Member	$1,000.00

All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No director who is an associate of the Company receives compensation for services rendered as a director. (The Company refers to its employees as “associates,” and uses that terminology throughout this document in reference to its employees.)

Equity Compensation for Directors

In addition to the fees described above, each non-associate (i.e., non-employee) director also receives stock options pursuant to the automatic option grant provisions of the Company’s shareowner-approved 1996 Stock Incentive Plan (the “1996 Plan”). Under the Automatic Option Grant Program in effect under the 1996 Plan, each director who has been serving as a Board member for at least six months and who continues to serve as a non-associate Board member (whether or not that individual is standing for re-election to the Board at the Annual Shareowners Meeting) automatically receives an option grant as of the date of each Annual Shareowners Meeting to purchase 20,000 shares of Common Stock. The exercise price for these options is set at the fair market value of the Company’s Common Stock on the date of grant. Accordingly, at the Annual Shareowners Meeting held on December 21, 2000, each of the following Board members received an option grant under the Automatic Option Grant Program for 20,000 shares of Common Stock at an exercise price of $7.0938 per share, the fair market value of the Common Stock of the Company on the date of the grant: Messrs. Chernin, Ford, Hayter, Porter, Randall and Dr. Thurow. Each automatic option grant has a term of 10 years, subject to earlier termination following the optionee’s cessation of Board service, and is immediately exercisable for all the option shares. However, any shares purchased upon exercise of the option are subject to repurchase by the Company, at the option exercise price paid per share, should the optionee cease to serve on the Board prior to vesting in those shares. Each 20,000-share grant vests upon the optionee’s completion of two years of Board service measured from the option grant date. However, each outstanding option vests immediately upon (i) certain changes in the ownership or control of the Company, or (ii) the death or disability of the optionee while serving as a Board member. Messrs. Fisher and Hayden had not been Board members for at least six months as of December 21, 2000 and thus were not eligible to receive option grants under this program. Each did, however, receive an automatic option grant of 50,000 shares upon joining the Board of Directors.

Effective December 18, 2001, in connection with its review of Board member remuneration and in accordance with the recommendations made by the independent third party compensation consultant referred to above the Board of Directors eliminated the 50,000 share initial automatic option grant which had been granted to new directors of the Company effective as of the date they first joined the Board of Directors. The Board retains discretion to make such an award if extraordinary circumstances so warrant, but such options will not be automatic in the future.

On July 26, 2000, the Plan Administrator for the 1996 Plan activated the Director Fee Option Grant Program. Under this program, each non-associate Board member has the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The options are exercisable at a price per share equal to one-third of the fair market value of the option shares on the date of grant. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) is equal to the amount of the director’s fee invested in that option. The option vests and becomes exercisable in a series of twelve equal monthly installments over the calendar year for which the director’s fee is to be paid and is subject to full and immediate vesting upon certain changes in the ownership or control of the Company. The shares subject to each option under the Director Fee Option Grant Program immediately vest upon (i) an acquisition of the Company by merger or asset sale, or (ii) the successful completion of a tender offer for more than 50% of the Company’s outstanding voting stock or a change in the majority of the Board effected through one or more contested elections for Board membership. During fiscal 2001, including the period from October 1, 2000 through December 31, 2001, the following Board members elected to participate in the Director Fee Option Grant Program and were each granted options to purchase the number of shares of Common Stock of the Company listed following their names: Messrs. Chernin (2,021 shares), Fisher (2,021 shares), Ford (2,021 shares), Hayden (2,021 shares), Hayter (2,021 shares), Porter (2,021 shares) and Dr. Thurow (2,021 shares).

Board of Directors and Shareowners’ Alignment

The Board of Directors believes that the interests of Board members are more closely aligned with the interests of the Company’s shareowners when Board members have significant equity holdings in the Company’s Common Stock and when the Board members are closely affiliated with the Company’s investment activities as embodied in the investment funds (described in detail below under “Related Party Transactions”). To help ensure that the Board members maintain their interests in close alignment with those of our shareowners, effective April 4, 2002, the Board adopted a policy pursuant to which all members of the Board of Directors are expected to be the beneficial owners of shares of the Company’s Common Stock with a market value equivalent to at least two years’ annual retainer fees. New members of the Board, as well as any other member whose holdings do not meet this level, are provided two full years in which to obtain holdings at the expected level.

The Board of Directors recommends that shareowners vote FOR election of all of the above nominees as directors.

PROPOSAL 2

APPROVAL OF INCREASE IN NUMBER OF SHARES RESERVED
FOR ISSUANCE UNDER THE 1996 STOCK PURCHASE PLAN

The Company is asking the shareowners to approve and ratify an amendment adopted by the Board of Directors to increase by 341,904 shares the maximum number of shares of Common Stock that may be issued under the Company’s 1996 Stock Purchase Plan (the “1996 Purchase Plan”).

The shareowners initially approved the 1996 Purchase Plan with a reserve of 2,600,000 shares, as adjusted for two subsequent stock splits. As of August 1, 2001, the first day of the most recent offering period under the 1996 Purchase Plan, only 113,947 shares remained available for purchase by participants. The Board of Directors was advised by management that these remaining shares would be insufficient to permit participants to purchase the full number of shares that would otherwise be available to them under their purchase rights in the 1996 Purchase Plan. To enable participants to exercise their purchase rights in full, the Board of Directors approved an amendment to the 1996 Purchase Plan, subject to ratification by the shareowners at the Annual Meeting, to reserve an additional 341,904 shares for issuance under the plan. This share reserve increase represented an amount which management estimated to be sufficient to enable participants to exercise their purchase rights in full on the scheduled January 31, 2002 purchase date. Of this amount, a total of 112,320 shares were acquired by plan participants on January 31, 2002 at a price of $5.41 per share, determined in accordance with the provisions of the 1996 Purchase Plan as described below. The portion of the additional shares which are the subject of this Proposal and that were issued to participants on January 31, 2002 were issued subject to the shareowners’ approval and ratification of the 1996 Purchase Plan amendment at the Annual Meeting. These shares currently are held in escrow and may not be sold or otherwise transferred by the participants unless and until the shares are released from escrow following shareowner approval of this Proposal. The Company has advised the participants that, should the Company’s shareowners fail to approve this Proposal, the Company will rescind the participants’ purchases of these additional shares and refund to them the purchase price paid.

The 1996 Purchase Plan terminated following completion of this final purchase. That portion of the 341,904 shares which is the subject of this Proposal and that were not issued on January 31, 2002 will not be issued under the 1996 Purchase Plan. In Proposal 3 below, the shareowners are asked to approve a new stock purchase plan to replace the 1996 Purchase Plan.

Summary of the 1996 Plan

The following summary of the 1996 Purchase Plan is qualified in its entirety by the specific language of the 1996 Purchase Plan, a copy of which is available to any shareowner without charge and upon request to the Company’s Secretary, Ms. Brigitte VanBaelen, at the Company’s principal executive offices located at 4500 Bohannon Drive, Menlo Park, California 94025.

In General.    The 1996 Purchase Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code (the “Code”). Each participant is granted upon entry into an offering period under the 1996 Purchase Plan the right to purchase (a “Purchase Right”) through accumulated payroll deductions up to a number of shares of the Common Stock of the Company determined in accordance with the Plan. A participant’s Purchase Right is automatically exercised on each successive purchase date during the offering period unless the Purchase Right has terminated prior to such date.

Shares Subject to Plan.    As amended, the 1996 Purchase Plan provides for the issuance of a maximum of 2,941,904 of the Company’s authorized but unissued or reacquired shares of Common Stock. Of this amount, 341,904 shares are subject to shareowner approval of this Proposal. The plan’s share reserve is subject to appropriate adjustment in the event of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the receipt of consideration by the Company.

Administration.    The 1996 Purchase Plan is administered by a committee of two or more members of the Board of Directors appointed for this purpose (the “Plan Administrator”). Subject to the provisions of the 1996 Purchase Plan, the Plan Administrator determines the terms and conditions of Purchase Rights granted under the plan. The Plan Administrator interprets the 1996 Purchase Plan and may adopt rules and regulations as it deems necessary in order to comply with the requirements of section 423 of the Code. Decisions of the Plan Administrator are final and binding on all parties having an interest in the 1996 Purchase Plan.

Eligibility.    Any associate of the Company or of any parent or subsidiary corporation of the Company designated by the Board of Directors or its designated committee for inclusion in the 1996 Purchase Plan is eligible to participate in the plan as long as the associate is expected to be employed for more than 20 hours per week and more than five months per calendar year. However, no associate who owns or holds options to purchase, or who, as a result of being granted a Purchase Right under the 1996 Purchase Plan, would own or hold options to purchase 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company may be granted a Purchase Right under the 1996 Purchase Plan. As of January 31, 2002, approximately 1,611 associates, including eight executive officers, were participating in the 1996 Purchase Plan.

Offering Periods.    Shares of Common Stock are offered under the 1996 Purchase Plan through a series of successive offering periods having a duration established by the Plan Administrator not exceeding 24 months. Generally, offering periods have had durations of 24 months and have been comprised of a series of four (4) six-month purchase intervals commencing on the first business days of February and August of each year. Purchases occur on the last day of each purchase interval. Should the fair market value per share of Common Stock on any purchase date during an offering period be less than the fair market value per share at the start of the offering period, then that offering period will automatically terminate immediately following the purchase of shares and a new offering period will commence on the next business day following the purchase date.

Participation and Purchase of Shares.    Eligible associates may enroll in the 1996 Purchase Plan at the beginning of an offering period or on any semi-annual entry date during the offering period. Semi-annual entry dates occur on the first business days of February and August of each year. To enroll in the plan, an eligible associate must authorize payroll deductions prior to the applicable entry date. Payroll deductions may not exceed 10% of a participant’s base salary during each purchase interval within an offering period. A participant’s authorized payroll deductions continue throughout the offering period, unless (i) the participant makes an election, permitted not more than once per purchase interval, to decrease his or her rate of payroll deductions, (ii) the participant voluntarily terminates his or her Purchase Right, or (iii) the participant ceases to be eligible to participate in the 1996 Purchase Plan pursuant to its terms. Upon termination of a participant’s Purchase Right, the Company will refund without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. Once a participant’s Purchase Right in an offering period has terminated, the participant may not resume participation in the same offering period and may only resume participation by enrolling in a subsequent offering period.

Subject to certain limitations, each participant in an offering period is granted on his or her entry date a Purchase Right exercisable on each purchase date for the lesser of 3,000 shares of Common Stock, subject to adjustment upon changes in the Company’s capital structure as provided by the 1996 Purchase Plan, or that number of whole shares determined by dividing the participant’s payroll deductions accumulated during the purchase interval ending on the purchase date by the applicable purchase price. However, no participant may be granted a Purchase Right that would permit the participant to purchase shares of Common Stock under the 1996 Purchase Plan or any other employee stock purchase plan of the Company or of any parent or subsidiary corporation of the Company having a fair market value exceeding $25,000 for each calendar year (measured by the fair market value of the Company’s Common Stock on the date the Purchase Right would be granted) in which the Purchase Right is outstanding at any time. Purchase Rights are nontransferable and may only be exercised by the participant.

On the last business day of each purchase interval during an offering period, the Company issues to each participant in the offering period the number of shares of the Company’s Common Stock, determined by dividing the amount of payroll deductions accumulated for the participant during the purchase interval by the purchase price, subject to the limitations described above. The price at which shares are sold under the 1996 Purchase Plan is equal to 85% of the lesser of the fair market value per share of Common Stock on the participant’s entry date into the offering period or on the purchase date. Under the 1996 Purchase Plan, the fair market value of the Common Stock on any relevant date is generally the average of the high and low selling prices on such date on the stock exchange constituting the principal market for the Common Stock. On January 31, 2002, the final purchase date under the 1996 Purchase Plan, the average of the high and low selling prices per share of Common Stock on the New York Stock Exchange was $9.02. Any payroll deductions under the 1996 Purchase Plan not applied to the purchase of shares on any purchase date are returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to purchase shares on the next purchase date.

Change in Control.    In the event of a merger or consolidation in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding such securities immediately prior to the transaction or the sale, exchange or transfer of all or substantially all of the assets of the Company, each outstanding Purchase Right will be exercised automatically immediately prior to the effective date of such transaction.

Termination or Amendment.    The 1996 Purchase Plan terminated following a final purchase of Common Stock by participants on January 31, 2002. Under its terms, the Board may alter, suspend or discontinue the 1996 Purchase Plan at any time. However, approval of the Company’s shareowners is required for any amendment that (i) materially increases the number of shares issuable under the plan or the maximum number of shares that may be purchased by a participant on any purchase date, except as a result of adjustments upon certain changes in the Company’s capital structure, (ii) alters the purchase price formula to reduce the purchase price, or (iii) materially increases the benefits accruing to participants or modifies the requirements for eligibility to participate in the plan.

Summary of United States Federal Income Tax Consequences

The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1996 Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

The 1996 Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of section 423 of the Code. Provided that the 1996 Purchase Plan so qualifies, there are generally no tax consequences to an employee of either being granted a Purchase Right or purchasing shares. However, the Internal Revenue Service has proposed regulations under which federal employment taxes would be imposed, beginning January 1, 2003, on the exercise of statutory options, including purchase rights granted under an employee stock purchase plan.

The tax consequences of a disposition of shares acquired under the 1996 Purchase Plan vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after his or her entry date into the offering period in which the shares are acquired or within one year after the purchase date on which the shares are acquired (a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the purchase date and the purchase price. Such income is not currently subject to income tax withholding, and the proposed regulations discussed above would continue this treatment. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss.

If the participant disposes of shares more than two years after his or her entry date into the offering period in which the shares are acquired and more than one year after the purchase date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) the difference between the fair market value of the shares on the entry date and the purchase price (determined as if the Purchase Right were exercised on the entry date). Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss.

If the participant owns the shares at the time of the participant’s death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) the difference between the fair market value of the shares on the entry date into the offering period in which the shares are acquired and the purchase price (determined as if the Purchase Right were exercised on the entry date) is recognized as ordinary income in the year of the participant’s death.

If the exercise of a Purchase Right does not constitute an exercise pursuant to an “employee stock purchase plan” under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the purchase date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.

A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Currently, long-term capital gains are generally subject to a maximum tax rate of 20%.

If the participant disposes of the shares in a disqualifying disposition, the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.

Amended Plan Benefits and Additional Information

The Board of Directors has amended the 1996 Purchase Plan, subject to shareowner approval, to authorize at least an additional 341,904 shares of Common Stock for issuance under the plan. The following table sets forth the portion of such shares purchased on January 31, 2002, subject to rescission should shareowner approval of the amendment not be obtained, by each of the Company’s executive officers named in the Summary Compensation Table, all current executive officers as a group, all current directors who are not executive officers as a group, and all associates, including all current officers who are not executive officers, as a group. Individuals who are not associates of the Company or of subsidiaries of the Company designated to be included in the 1996 Purchase Plan and those individuals who are non-associate directors are not eligible to participate.

Name and Position	Number of Shares
Dr. Christos M. Cotsakos Chairman of the Board and Chief Executive Officer	2,337
Mr. R. (Robert) Jarrett Lilien Chief Brokerage Officer and Managing Director, Asia-Pacific and Latin America	0
Mr. Leonard C. Purkis Chief Finance and Administration Officer	0
Mr. Jerry D. Gramaglia President and Chief Customer Operations Officer	0
Mr. Joshua Levine Chief Technology Officer and Managing Director, Europe, Africa and Middle East	0
Executive Group (12 persons)	9,351
Non-Executive Director Group (not eligible to participate) (8 persons)	0
Non-Executive Officer Associate Group	331,776

The numbers of shares of Common Stock purchased under the 1996 Purchase Plan by certain persons since its inception are as follows: Dr. Cotsakos (27,319 shares), Mr. Lilien (3,741 shares), Mr. Purkis (0 shares), Mr. Gramaglia (0 shares) and Mr. Levine (0 shares). All current executive officers as a group purchased 72,192 shares; and all associates, including all current officers who are not executive officers, as a group purchased 2,867,308 shares. No shares were purchased under the 1996 Purchase Plan by any directors who are not executive officers, any other nominees for election as directors or any associates of such directors or nominees or of any executive officers, and no person has purchased 5% or more of the total number of shares issued under the 1996 Purchase Plan

The Company will be required to record compensation expense for financial reporting purposes with respect to those shares purchased on January 31, 2002 by participants under the 1996 Purchase Plan which are subject to approval by the shareowners of this Proposal.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires a number of votes “FOR” the proposal that represents a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, with abstentions and broker non-votes each being counted as present for purposes of determining the presence of a quorum, abstentions having the same effect as a negative vote and broker non-votes having no effect on the outcome of the vote.

The Board of Directors believes that the opportunity to purchase shares to the full extent of participants’ Purchase Rights on January 31, 2002, the final purchase date under the 1996 Purchase Plan, is an important factor in motivating and maintaining the morale of the Company’s valuable associates. The Company holds the creation and unlocking of shareowner value among its Guiding Principles and strives in its performance-based compensation programs to focus the energy and attention of its associates on the creation of long-term value for our shareowners. The Board believes equity-based reward programs such as the 1996 Purchase Plan are valuable tools to retain the Company’s valued associates and to closely align their interests with those of our shareowner. Consequently, the Board believes that it is in the best interests of our shareowners to allow the Company to fulfill the entire subscription for the January 31 purchase date for its associates.

The Board of Directors recommends that shareowners vote FOR the proposal to ratify the increase in the number of shares available for issuance under the E*TRADE Group, Inc. 1996 Stock Purchase Plan.

PROPOSAL 3

APPROVAL OF ADOPTION OF 2002 ASSOCIATE STOCK PURCHASE PLAN

At the Annual Meeting, the shareowners will be asked to approve the Company’s 2002 Associate Stock Purchase Plan (the “2002 Plan”). The 2002 Plan authorizes the issuance of up to 5,000,000 shares of the Company’s Common Stock, subject to adjustment for certain changes in the capital structure of the Company.

The 2002 Plan is intended to replace the Company’s 1996 Stock Purchase Plan, which terminated following a final purchase on January 31, 2002. (See Proposal 2 for additional information regarding the 1996 Stock Purchase Plan.) The Board of Directors believes that the 2002 Plan will benefit the Company and its shareowners and stakeholders by providing its associates with an opportunity through payroll deductions to purchase shares of the Company’s Common Stock. Such an opportunity provides the Company with a valuable tool to attract, retain and motivate valued associates. To permit the Company to continue offering associates a stock purchase opportunity, the Board of Directors has adopted the 2002 Plan, subject to and effective upon the date of shareowner approval.

Summary of the 2002 Plan

The following summary of the 2002 Plan is qualified in its entirety by the specific language of the 2002 Plan, a copy of which is available to any shareowner without charge and upon request to the Company’s Corporate Secretary, Ms. Brigitte VanBaelen, at the Company’s principal executive offices located at 4500 Bohannon Drive, Menlo Park, California 94025.

In General.    The 2002 Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code (the “Code”). Each participant will be granted upon entry into an offering period under the 2002 Plan the right to purchase (a “Purchase Right”) through accumulated payroll deductions up to a number of shares of the Common Stock of the Company determined in accordance with the plan. A participant’s Purchase Right will be automatically exercised on each successive purchase date during the offering period unless the Purchase Right has terminated prior to such date.

Shares Subject to Plan.    A maximum of 5,000,000 shares of the Company’s authorized but unissued or reacquired shares of Common Stock may be issued under the 2002 Plan, subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the receipt of consideration by the Company. If any Purchase Right expires or terminates, the shares subject to the unexercised portion of such Purchase Right will again be available for issuance under the 2002 Plan.

Administration.    The 2002 Plan will be administered by the Board of Directors or a duly appointed committee of the Board of Directors (the “Plan Administrator”). Subject to the provisions of the 2002 Plan, the Plan Administrator determines the terms and conditions of Purchase Rights granted under the plan. The Company may adopt such rules, policies, procedures, limitations or guidelines as it deems advisable for proper administration of the plan, consistent with the requirements of section 423 of the Code. The Plan Administrator will interpret the 2002 Plan, and decisions of the Plan Administrator are final and binding on all parties having an interest in the plan.

Eligibility.    Any associate of the Company or of any parent or subsidiary corporation of the Company designated by the Board of Directors or its duly appointed committee for inclusion in the 2002 Plan is eligible to participate in the plan so long as the associate is expected to be employed for more than 20 hours per week and more than five months per calendar year. However, no associate who owns or holds options to purchase, or who, as a result of being granted a Purchase Right under the 2002 Plan, would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company may be granted a Purchase Right under the 2002 Plan. As of February 28, 2002, approximately 3,000 employees, including 12 executive officers, would be eligible to participate in the 2002 Plan had it then been in effect.

Offering Periods.    Unless otherwise determined by the Plan Administrator, shares of Common Stock will be offered under the 2002 Plan through a series of successive offering periods generally having a duration of 12 months but not exceeding 27 months in any event. If the 2002 Plan is approved by the shareowners, the initial offering period will commence as soon as practicable following the date of the Annual Meeting and will end on the last business day of July 2003. Generally, offering periods will be comprised of a series of two six-month purchase intervals commencing on the first business days of February and August of each year. However, the initial purchase interval under the 2002 Plan will commence on the first day of the initial offering period and will end on the last business day of January 2003. Purchases will occur on the last day of each purchase interval. Should the fair market value per share of Common Stock on any purchase date other than the last purchase date during an offering period be less than the fair market value per share at the start of the offering period, then that offering period will automatically terminate immediately following the purchase of shares and a new offering period will commence on the next business day following the purchase date.

Participation and Purchase of Shares.    Eligible associates may commence participation in the 2002 Plan at the beginning of an offering period or on any semi-annual entry date during the offering period. Semi-annual entry dates will generally occur on the first business days of February and August of each year. To enroll in the plan, an eligible associate must authorize payroll deductions prior to the applicable entry date. Payroll deductions may not exceed 10% of a participant’s base compensation (as defined by the 2002 Plan) during each purchase interval within an offering period, unless a different limit is established by the Plan Administrator. A participant’s authorized payroll deductions will continue throughout the offering period, unless (i) the participant makes an election, generally permitted not more than twice per purchase interval, to increase or decrease the rate of or to stop his or her payroll deductions, (ii) the participant voluntarily terminates his or her Purchase Right, or (iii) the participant ceases to be eligible to participate in the 2002 Plan. Upon termination of a participant’s Purchase Right, the Company will refund without interest the participant’s accumulated payroll deductions not previously applied to the purchase of shares. Once a participant’s Purchase Right in an offering period has terminated, the participant may not resume participation in the same offering period and may only resume participation by enrolling in a subsequent offering period.

Subject to certain limitations, each participant in an offering period will be granted on his or her entry date a Purchase Right exercisable on each purchase date for the lesser of 2,000 shares of Common Stock, subject adjustment upon changes in the Company’s capital structure as provided by the 2002 Plan, or that number of whole shares determined by dividing the participant’s payroll deductions accumulated during the purchase interval ending on the purchase date by the applicable purchase price. However, no participant may be granted a Purchase Right that would permit the participant to purchase shares of Common Stock under the 2002 Plan or any other employee stock purchase plan of the Company or of any parent or subsidiary corporation of the Company having a fair market value exceeding $25,000 for each calendar year (measured by the fair market value of the Company’s Common Stock on the date the Purchase Right would be granted) in which the Purchase Right is outstanding at any time. Purchase Rights are nontransferable and may only be exercised by the participant.

On the last business day of each purchase interval during an offering period, the Company will issue to each participant in the offering period the number of shares of the Company’s Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the purchase interval by the purchase price, subject to the limitations described above. The price at which shares are sold under the 2002 Plan will be established by the Plan Administrator but may not be less than and generally will be equal to 85% of the lesser of the fair market value per share of Common Stock on the participant’s entry date into the offering period or on the purchase date. Under the 2002 Plan, the fair market value of the Common Stock on any relevant date generally will be the average of the high and low selling prices on such date on the stock exchange constituting the principal market for the Common Stock. On February 28, 2002, the average of the high and low selling prices per share of Common Stock on the New York Stock Exchange was $8.04. Any payroll deductions under the 2002 Plan not applied to the purchase of shares on any purchase date will be returned to the participant without interest, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to purchase shares on the next purchase date.

Change in Control.    In the event of a merger or consolidation to which the Company is a party or a sale or exchange of Company voting securities by the shareowners in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding such securities immediately prior to the transaction or the sale, exchange or transfer of all or substantially all of the assets of the Company, each outstanding Purchase Right may be assumed by the surviving, continuing or purchasing corporation or parent corporation thereof. However, if such corporation elects not to assume the outstanding Purchase Rights, they will be exercised on a date prior to the effective date of such transaction specified by the Plan Administrator.

Termination or Amendment.    The 2002 Plan will continue until terminated by the Plan Administrator or until all of the shares reserved for issuance under the plan have been issued. The Plan Administrator may at any time amend or terminate the 2002 Plan, except that the approval of the Company’s shareowners is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the 2002 Plan or changing the definition of the corporations which may be designated by the Plan Administrator as corporations the employees of which may participate in the 2002 Plan.

Summary of United States Federal Income Tax Consequences

See Proposal 2—“Summary of United States Federal Income Tax Consequences” for a general guide as to the United States federal income tax consequences under current law of participation in the 2002 Plan.

New Plan Benefits

The 2002 Plan will become effective only upon approval of this Proposal by the Company’s shareowners. Because benefits under the 2002 Plan will depend on associates’ elections to participate and to purchase shares under the 2002 Plan at various future dates, it is not possible to determine the benefits that will be received by executive officers and other associates if the 2002 Plan is approved by the shareowners. Non-associate directors are not eligible to participate in the 2002 Plan.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires a number of votes “FOR” the proposal that represents a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, with abstentions and broker non-votes each being counted as present for purposes of determining the presence of a quorum, abstentions having the same effect as a negative vote and broker non-votes having no effect on the outcome of the vote.

The Board of Directors believes that the opportunity to purchase shares under the 2002 Plan is an important factor in motivating and maintaining the morale of the Company’s valuable associates. The Company holds the creation and unlocking of shareowner value among its Guiding Principles and strives in its performance-based compensation programs to focus the energy and attention of its associates on the creation of long-term value for our shareowners. The Board believes equity-based reward programs such as the 2002 Plan are valuable tools to retain the Company’s valued associates and to closely align their interests with those of our shareowners. Consequently, the Board believes that it is in the best interests of our shareowners to approve the adoption of the 2002 Plan.

The Board of Directors recommends that shareowners vote FOR the proposal to approve the adoption of the 2002 Associate Stock Purchase Plan.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Company is asking the shareowners to ratify the selection of Deloitte & Touche LLP as the Company’s independent public accountants for fiscal year 2002. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP.

In the event the shareowners fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for fiscal year 2002. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its shareowners.

A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting, is not expected to make a statement, but will be available to respond to appropriate questions and may make a statement if such representative desires to do so.

Audit Fees paid to Deloitte & Touche LLP

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s consolidated financial statements for the year ended December 31, 2001, and fees billed for other services rendered by Deloitte & Touche LLP for the year ended December 31, 2001:

Audit Fees	$2,469,500

Financial Information System Design and Implementation Fees	None

All other fees:
Tax and audit-related fees (a)	$5,049,000
Other (b)	2,861,000

Total of all other fees:	$7,910,000

(a)
Other tax and audit related fees consist principally of services related to statutory and regulatory audit requirements, acquisition assistance, including due diligence, tax consulting service and Securities and Exchange Commission filings.

(b)	“Other” includes consulting services other than non-financial information systems design and implementation and internal audit services.

All non-audit services and fees were reviewed with the Audit Committee of the Board of Directors, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. As a further commitment to maintaining that independence, pursuant to an action of the Board of Directors on January 23, 2002, the Company will no longer retain Deloitte & Touche LLP to perform consulting work in relation to the Company’s internal audit function.

In addition, the Company has determined that it will not retain Ernst & Young, LLP, to perform any consulting work in relation to the Company’s internal or external audit function since the Company is party to a joint venture agreement with Ernst & Young, LLP, relating to the creation and operation of a financial advisory product and service known as E*TRADE Financial Advisor. Customers using the E*TRADE Financial Advisor product can create a financial plan for themselves and obtain advice electronically, and, through the relationship with Ernst & Young, LLP, can be referred to a personal financial planner affiliated with Ernst & Young, LLP.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires a number of votes “FOR” the proposal that represents a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting, with abstentions and broker non-votes each being counted as present for purposes of determining the presence of a quorum, abstentions having the same effect as a negative vote and broker non-votes having no effect on the outcome of the vote.

The Board of Directors recommends that shareowners vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent public accountants for fiscal year 2002.

EXECUTIVE OFFICERS OF THE COMPANY

In addition to the Chief Executive Officer who is also a director of the Company, the following executive officers are not directors and serve at the discretion of the Board of Directors:

Name	Age	Position
Mr. Jerry D. Gramaglia	46	President and Chief Customer Operations Officer

Mr. Leonard C. Purkis	53	Chief Finance and Administration Officer

Ms. Betsy Barclay	50	Chief Government Affairs Officer

Mr. Thomas A. Bevilacqua	45	Chief Strategic Investment Officer

Mr. Mitchell H. Caplan	44	Chief Financial Products Officer and Managing Director, North America

Ms. Connie M. Dotson	52	Chief Communications and Knowledge Officer

Mr. Russell S. Elmer	37	Chief Legal Affairs and Human Resources Officer, Assistant Corporate Secretary

Ms. Pamela S. Kramer	41	Chief Content Development Officer

Mr. Joshua Levine	48	Chief Technology Officer and Managing Director, Europe, Africa, and Middle East

Mr. R. (Robert) Jarrett Lilien	40	Chief Brokerage Officer and Managing Director, Asia-Pacific and Latin America

Ms. Brigitte VanBaelen	33	Chief Community Development Officer and Corporate Secretary

Mr. Jerry D. Gramaglia is President and Chief Customer Operations Officer, a member of the Office of the President and a shareowner of the Company. Mr. Gramaglia served as chief sales and marketing officer of the Company from 1998 through 2000. Prior to joining the Company, Mr. Gramaglia was vice president of marketing for Sprint Corporation from 1997 to 1998, and a partner at Freelink Communications from 1996 to 1997. Mr. Gramaglia has also held general management and marketing positions for major global companies, including Pepsico, Procter & Gamble and Nestlé. Mr. Gramaglia earned a Bachelor’s degree in Economics from Denison University.

Mr. Leonard C. Purkis is Chief Finance and Administration Officer and a shareowner of the Company. Prior to joining E*TRADE in 1998, Mr. Purkis served as chief financial officer of Iomega Corporation from 1995 to 1998. From 1983 to 1995, he served in numerous senior-level domestic and international finance positions for General Electric Co. and its subsidiaries, culminating his career there as senior vice president, finance, for GE Capital Fleet Services. Mr. Purkis also worked as an audit manager at Coopers & Lybrand from 1977 to 1983. Mr. Purkis is a fellow member of the Institute of Chartered Accountants in England and Wales.

Ms. Betsy Barclay is Chief Government Affairs Officer and a shareowner of the Company. Ms. Barclay directs all aspects of our domestic and international government affairs initiatives. Prior to opening our Washington D.C. office in June of 2000, Ms. Barclay spent 20 years in senior positions in Washington, D.C. From June 1989 through June 2000, Ms. Barclay served as the Vice President for Legislative Affairs for The Bond Market Association, a trade association which represents the Fixed Income Markets for broker/dealers and commercial banks worldwide. Prior to that, she spent 10 years as the Director of Legislative Affairs for the Times Mirror Company, a California -based communications company and publisher of The Los Angeles Times. Prior to her work in the private sector, Ms. Barclay spent 9 years on Capitol Hill serving on the Senate Commerce Committee and on the personal staff of Senator Robert Taft, Jr. of Ohio. Ms. Barclay received her BA from Bowling Green State University and her masters’ degree from George Washington University.

Mr. Thomas A. Bevilacqua is Chief Strategic Investment Officer and a shareowner of the Company. Mr. Bevilacqua also serves as the managing general partner of ArrowPath Venture Capital, which is associated with the Company. Through this association, the Company believes that it is better positioned to identify new, emerging technologies that can assist the Company in maintaining a leadership position in its industry. Prior to joining the Company in 1999, Mr. Bevilacqua was a partner at Brobeck, Phleger & Harrison LLP, where he was also a member of the Executive Committee and co-head of the firm’s Information Technology Practice Group and internal Venture Investment Fund where he worked from 1989 to 1999. He also served as a partner with Orrick, Herrington & Sutcliffe, where he began as an associate and worked from 1980 to 1989. Mr. Bevilacqua earned a Bachelor of Science degree in Business Administration from the University of California, Berkeley, and a Juris Doctorate from the University of California, Hastings School of Law in San Francisco.

Mr. Mitchell H. Caplan is Chief Financial Products Officer and Managing Director, North America, a member of the Office of the President and a shareowner of the Company. Mr. Caplan is also currently the chairman of the board and chief executive officer of E*TRADE Financial Corporation (“ETFC”) and E*TRADE Bank, and is a director of E*TRADE Global Asset Management, Inc. Prior to our acquisition of ETFC, Mr. Caplan served as vice chairman of the Board of Directors, president and chief executive officer of Telebanc Financial Corporation, and Telebank, a federally chartered savings bank (renamed E*TRADE Bank). Prior to joining ETFC, Mr. Caplan was a partner in the law firm of Danziger & Caplan from 1990 through 1993. From 1985 through 1990, he represented and advised private and public commercial institutions as an associate of the law firm of Shearman & Sterling. Mr. Caplan holds a Juris Doctor and Masters in Business Administration from Emory University and a Bachelor’s degree in History from Brandeis University.

Ms. Connie M. Dotson is Chief Communications and Knowledge Officer and a shareowner of the Company. Prior to this position, Ms. Dotson served as the Company’s Chief Service Quality Officer. Ms. Dotson joined the Company in 1996 as our customer service manager and was named vice president in 1997. Prior to joining the Company, Ms. Dotson served as senior vice president for CableData Operations, U.S. Computer Services/CableData, Inc. from 1985 through 1995. Ms. Dotson was responsible for the planning, organization and control of all CableData operational and support departments including customer service, systems support, new business conversions, training and field services. Prior to serving at CableData, she was controller for PCAA/American Cotton Growers, a large cooperative based in Lubbock, Texas.

Ms. Pamela S. Kramer is Chief Content Development Officer and a shareowner of the Company. Prior to this role, she served as the Company’s Vice President, Digital Financial Media, focusing on initiatives to deliver the world’s first global electronic financial network. Ms. Kramer joined the Company in 1995 to drive the design and development of our first commercial web site. Ms. Kramer previously held marketing positions at Storm Technology from 1994 to 1995, the University of Rochester Simon School from 1992 to 1994, and Salomon Brothers Inc. from 1984 to 1988. She was also a co-founder of CyberPuppy Software. Ms. Kramer holds a Master’s degree in East Asian studies from Cornell University and a Bachelor’s degree in English literature from the University of Buffalo, New York.

Mr. Joshua Levine is Chief Technology Officer and Managing Director, Europe, Africa and the Middle East, a member of the Office of the President and a shareowner of the Company. Prior to joining the Company in 1999, Mr. Levine was the managing director and global head of equities technology for Deutsche Bank from 1997. From 1985 to 1997, Mr. Levine was with Morgan Stanley, ultimately as a managing director and chief technology officer, and a senior member of the IT operating committee. Mr. Levine is co-author of “Application Systems in APL” published by Prentice-Hall in 1985. He received an honorary Doctor of Science from the University of Georgia, Southern Polytechnic State University.

Mr. R. (Robert) Jarrett Lilien is Chief Brokerage Officer and Managing Director, Asia-Pacific and Latin America, a member of the Office of the President and a shareowner of the Company. Prior to joining the Company in 1999, Mr. Lilien spent ten years as the chief executive officer of TIR (Holdings) Limited which the Company acquired in August 1999. Prior to TIR, Mr. Lilien held positions at Paine Webber and Autranet, a division of Donaldson, Lufkin & Jenrette, Inc. from 1984 through 1989. Mr. Lilien holds a Bachelor’s degree in Economics from the University of Vermont.

Mr. Russell S. Elmer is Chief Legal Affairs and Human Resources Officer and a shareowner of the Company. Mr. Elmer served as Assistant General Counsel at the Company before becoming an executive officer. Prior to joining the Company in 2000, Mr. Elmer was a partner at the law firm of Gray Cary Ware and Freidenrich, LLP, where he counseled clients in general employment issues and represented clients in litigation from 1990 to 2000. Mr. Elmer has a Juris Doctorate from the Boalt Hall School of Law, University of California, Berkeley and a Bachelor’s degree in political science and international relations from Stanford University.

Ms. Brigitte VanBaelen is Chief Community Development Officer and Corporate Secretary and a shareowner of the Company. Since joining the Company in 1996, Ms. VanBaelen has held various management positions in marketing and executive services. Previously, Ms. VanBaelen was the director of global marketing for the A.C. Nielsen Company from 1995 to 1996. Ms. VanBaelen earned a degree in communications and public relations from the COOVI University in Brussels, Belgium.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock and the Company’s Series A Preferred Stock (see footnote 2 below) as of February 28, 2002 by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of the Common Stock or Series A Preferred Stock of the Company; (ii) each director; (iii) each officer listed in the Summary Compensation Table; and (iv) all directors and current executive officers as a group. All shares are subject to the named person’s sole voting and investment power except where otherwise indicated.

Name and Address of Beneficial Owner (18)	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned (1)
Dr. Christos M. Cotsakos (3)	17,262,529	4.9%

Mr. R. (Robert) Jarrett Lilien (4)	850,139	*

Mr. Leonard C. Purkis (5)	1,263,727	*

Mr. Jerry D. Gramaglia (6)	2,527,176	*

Mr. Joshua Levine (7)	952,291	*

Mr. William A. Porter (8)	5,643,235	1.6%

Mr. Peter Chernin (9)	125,329	*

Mr. Ronald D. Fisher (10)	15,499,117	4.4%

Mr. William E. Ford (11)	6,919,310	2.0%

Mr. David C. Hayden (12)	52,021	*

Mr. George Hayter (13)	297,447	*

Mr. Lewis E. Randall (14)	1,513,184	*

Dr. Lester C. Thurow (15)	376,625	*

Janus Capital Corporation (16)	32,524,008	9.3%

All directors and current executive officers as a group (20 persons) (17)	42,789,434	12.2%

*	Less than 1%

(1)
Based on 351,652,262 shares outstanding on February 28, 2002. Shares of Common Stock subject to options that are exercisable within 60 days of February 28, 2002 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(2)
No Exchangeable Shares of EGI Canada Corporation (which are entitled to vote in accordance with the terms of issuance of the one (1) outstanding share of the Company’s Series A Preferred Stock) are held by the individuals or entities listed above as of February 28, 2002.

(3)
Includes 5,819,861 shares held by the Cotsakos Revocable Trust under an agreement dated September 3, 1987; 4,333,333 shares of unvested restricted Common Stock subject to repurchase; 2,065,000 shares held in an individual retirement account; and 180,100 shares held as a custodian for his daughter. Dr. Cotsakos disclaims beneficial ownership of shares held as a custodian and one-half of the shares held by the Cotsakos Revocable Trust. Also includes 4,959,082 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2002.

(4)
Includes 102,610 shares held by the Piston Share Ownership Trust under agreement dated November 15, 1991; and 75,000 shares of unvested restricted Common Stock subject to repurchase. Also includes 504,210 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of February 28, 2002.

(5)
Includes 247,644 shares held by the Leonard C. Purkis Revocable Trust under an agreement dated April 24, 1997; and 37,500 shares of unvested restricted Common Stock subject to repurchase. Also includes 978,583 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of February 28, 2002.

(6)
Includes 249,999 shares of unvested restricted Common Stock subject to repurchase. Also includes 1,993,101 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2002.

(7)
Includes 75,000 shares of unvested restricted Common Stock subject to repurchase. Also includes 862,850 shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of February 28, 2002.

(8)
Includes 5,580,306 shares held by William A. and M. Joan Porter as Trustees of the Porter RevocableTrust under agreement dated August 15, 1998. Also includes 60,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 20,000 shares of which are subject to repurchase, and 2,929 shares of Common Stock issuable upon exercise of options exercisable within 60 days of February 28, 2002.

(9)
Includes 2,400 shares held by the Peter and Megan Chernin Revocable Trust under agreement dated March 2, 1994; and 120,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 60,000 of which are subject to the Company’s right of repurchase. Also includes 2,929 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2002.

(10)
Includes 50,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 37,500 of which are subject to the Company’s right of repurchase. Also includes 27,429 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2002. Also includes 15,401,688 shares held by SOFTBANK Holdings, Inc. which shares are held through SOFTBANK’s U.S. affiliate, SOFTBANK America, Inc. Mr. Fisher, a current director of the Company, is the Vice-Chairman of SOFTBANK Holdings, Inc., a subsidiary of SOFTBANK CORP. Mr. Fisher disclaims beneficial ownership of shares owned by SOFTBANK Holdings except to the extent of his pecuniary interest therein. The address for SOFTBANK Holdings is 10 Langley Road, Suite 403, Newton Center, MA 02459.

(11)
Includes 244,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, of which 20,000 shares are subject to the Company’s right of repurchase; 2,929 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2002; and 1 share of Common Stock owned directly by Mr. Ford. Also includes 5,854,461 shares held by General Atlantic Partners II, L.P. (“GAP II”) and 817,919 shares held by GAP Coinvestment Partners, L.P. (“GAP Coinvestment”). The general partner of GAP II is General Atlantic Partners, LLC (“GAP LLC”), a Delaware limited liability company. Mr. Ford, a director of the Company, is one of the managing members of GAP LLC. The managing members of GAP LLC are the general partners of GAP Coinvestment. Mr. Ford disclaims beneficial ownership of shares owned by GAP II and GAP Coinvestment except to the extent of his pecuniary interest therein. The address for GAP II, GAP Coinvestment, GAP LLC and Mr. Ford is: c/o General Atlantic Service Corporation, Three Pickwick Plaza, Greenwich, CT 06830.

(12)
Includes 50,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 37,500 shares of which are subject to the Company’s right of repurchase. Also includes 2,021 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2002.

(13)
Includes 100,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 20,000 of which are subject to the Company’s right of repurchase. Also includes 194,929 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2002.

(14)
Includes 627,000 shares held by Lewis or Martha Randall, as Trustees of the Lewis E. and Martha E. Randall Living Trust dated August 16, 1984. Includes 220,000 shares held solely by Mr. Randall’s wife. Mr. Randall disclaims beneficial ownership of such shares. Also includes 100,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 20,000 of which are subject to the Company’s right of repurchase. Also includes 96,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2002.

(15)
Includes 100,000 shares of Common Stock issuable upon exercise of immediately exercisable stock options, 20,000 of which are subject to the Company’s right of repurchase. Also includes 249,929 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2002.

(16)
According to its Form SC 13G/A filed with the Securities and Exchange Commission on February 14, 2002, Janus Capital Corporation (“Janus Capital”) is the beneficial owner of the number of shares shown on the table. Janus Capital is a registered investment adviser that furnishes investment advice to several investment companies registered under Section 8 of the Investment Company Act of 1940 and individual and institutional clients (collectively referred to as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of the shares of the Company’s Common Stock held by the Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership related to such rights. Thomas Bailey is the Chairman, President and Chief Executive Officer of Janus Capital and, as a result of his, position may be deemed to be able to exercise control over Janus Capital. Mr. Bailey does not own of record any shares of the Company’s Common Stock and he has not engaged in any transactions in the Company’s Common Stock. However, as a result of his position with Janus Capital, he may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Janus Capital may have with respect to the Company’s Common Stock set forth above that are held by the Managed Portfolios. All shares reported above have been acquired by the Managed Portfolios. Mr. Bailey specifically disclaims beneficial ownership over any shares of the Company’s Common Stock that he or Janus Capital may be deemed to beneficially own. The address for Janus Capital Corporation is 100 Filmore Street, Denver, Colorado 80206-4923.

(17)
Includes the information in the notes above, as applicable. Includes an additional 3,590,983 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2002, which options are held by executive officers of the Company who are not identified in the table above. Also includes 277,500 shares of restricted stock subject to repurchase.

(18)	All addresses are c/o E*TRADE Group, Inc., 4500 Bohannon Drive, Menlo Park, CA 94025, except as noted above.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table sets forth the compensation paid to (i) the Company’s Chief Executive Officer, and (ii) the Company’s four other highest-paid current executive officers (“Named Executive Officers”) for services rendered in all capacities to the Company and its subsidiaries for the calendar year ended December 31, 2001, the transition quarter ended December 31, 2000, and the fiscal years ended September 30, 2000 and September 30, 1999.

SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year/Quarter	Annual Compensation					Long-Term Compensation Awards				All Other ($) Compensation
					Other Annual		Restricted Stock		Securities Underlying
		Salary ($)		Bonus ($)	Compensation ($)		Awards ($)		Options/SARs
Christos M. Cotsakos Chairman of the Board and Chief Executive Officer	Calendar 2001 Qtr end 12/31/00 FYE 9/30/00 FYE 9/30/99	797,880 181,346 575,000 522,789		4,126,405 — 1,393,676 1,140,999	32,970,453 — 134,801 15,685	(9) (8) (7)	29,347,928 — — —	(10)	1,332,090 538,333 2,000,000 2,900,000	(13)	9,940,726 — 1,990 1,743	(14) (15) (15)

R. (Robert) Jarrett Lilien Chief Brokerage Officer and Managing Director, Europe, Asia-Pacific and Latin America	Calendar 2001 Qtr end 12/31/00 FYE 9/30/00 FYE 9/30/99	608,939 81,827 221,923 16,667	(2)	829,920 — 647,790 —	— — — —		742,190 — — —	(10)	911,837 — 400,000 20,000		8,500 692 5,196 —	(15) (15) (15)

Jerry D. Gramaglia President and Chief Customer Operations Officer	Calendar 2001 Qtr end 12/31/00 FYE 9/30/00 FYE 9/30/99	647,301 134,038 339,904 267,635		274,001 — 253,514 229,121	56,279 — 200,224 59,577	(6) (5) (4)	2,473,964 — — —	(10)	943,439 207,609 1,800,000 1,125,000	(12)	584,251 — 2,423 5,000	(16) (15) (15)

Leonard C. Purkis Chief Finance and Administration Officer	Calendar 2001 Qtr end 12/31/00 FYE 9/30/00 FYE 9/30/99	440,378 88,558 300,000 270,577		305,378 — 215,234 200,688	— — 67,179 64,674	(19) (3)	371,095 — — —	(10)	200,000 — 7,609 625,000	(11)	210,172 — 5,250 5,000	(17) (15) (15)

Joshua Levine Chief Technology Officer and Managing Director, Europe, Africa and the Middle East	Calendar 2001 Qtr end 12/31/00 FYE 9/30/00 FYE 9/30/99	522,111 95,192 282,596 —		97,615 50,000 190,620 —	— — — —		742,190 — — —	(10)	— — — —		283,830 769 4,481 —	(18) (15) (15)

(1)
In accordance with SEC rules, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of the Company, and, except as expressly noted, certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table. The Company changed its fiscal year to coincide with the calendar year to more closely align its reporting practices with those of the financial services industry as a whole.

(2)	Represents the benefit received for compensation from the period from August 31, 1999 (date of acquisition of TIR) to September 30, 1999.

(3)	Represents the benefit of $10,066 for Company-provided automobile and other perquisites of $54,608 of which no one item exceeded 25% of total perquisites reported for this person.

(4)	Represents the benefit received for Company-provided housing.

(5)
Represents the benefit received for reimbursement of $154,919 of relocation expenses and other perquisites of $45,305 of which no one item exceeded 25% of total perquisites reported for this individual.

(6)
Represents the benefit of 18,510 received for Company provided auto, $22,900 received for reimbursement of the costs of personal tax and financial planning services and $14,869 of other perquisites of which no one item exceeded 25% of the total perquisites for this person.

(7)	Represents the benefit received for Company-provided automobile.

(8)
Represents the benefit received for reimbursement of $108,625 for personal tax and financial planning services and other perquisites of $26,176 of which no one item exceeded 25% of total perquisites reported for this person.

(9)
Represents the benefit received for $15,000,000 in connection with the settlement of a loan agreement between this individual and the Company and $15,211,481 paid as a tax gross-up for the value of the loan settlement. The loan was settled in connection with the renegotiation of the Company’s employment contract with Dr. Cotsakos and as part of other contractual renegotiations undertaken by the Company in August 2001. The Company cancelled this note and agreed to this tax gross-up in return for the elimination of certain relocation benefits contained in Dr. Cotsakos’ employment agreement. This action also had the effect of reducing certain payments in the event of a change of control of the Company. The Company is currently continuing its negotiations with Dr. Cotsakos. In addition, Dr. Cotsakos received tax gross-up payments in the amount of $2,434,397 upon the vesting of shares of restricted stock issued on January 2, 2001. Dr. Cotsakos also received tax gross-up payments in the amount of $279,678 arising from the contributions made to Dr. Cotsakos’ SERP account. Dr. Cotsakos also received other perquisites of $44,897 of which no one item exceeded 25% of the total perquisites reported for this individual.

(10)
Amounts for fiscal year 2001 represent the dollar value of the 666,666 shares granted to Dr. Cotsakos, the dollar value of the 100,000 shares granted to Mr. Lilien, the dollar value of the 333,333 shares granted to Mr. Gramaglia, the dollar value of the 50,000 shares granted to Mr. Purkis, the dollar value of the 100,000 shares granted to Mr. Levine based upon the closing price of $7.4219 per share of the Company’s Common Stock on the date of grant and the dollar value of the 4,000,000 shares granted to Dr. Cotsakos based upon the closing price of $6.10 per share of the Company’s Common Stock on the date of grant. The grant of restricted Common Stock to Dr. Cotsakos of 666,666 shares vests in equal quarterly increments over an 18-month period and the grant of 4,000,000 shares of restricted Common Stock to Dr. Cotsakos vests in equal annual increments over a five-year period. This grant was a special grant made to Dr. Cotsakos as a retention instrument; the vesting schedule was increased from the standard four-year schedule to a five-year schedule. The grants of restricted Common Stock to Messrs. Lilien, Gramaglia, Purkis, and Levine vest in equal annual increments over a four-year period. The total number of shares of restricted Common Stock outstanding as of December 31, 2001 was 4,916,666 and had a fair value of $50,395,826 at that date. The fair value was calculated based on the closing sale price of the Company’s Common Stock as reported by the New York Stock Exchange on December 31, 2001 of $10.25. These grants were made by the Company for retention of executive officers; restricted Common Stock grants were made to each individual who was an executive officer at the time of the grant.

(11)
Includes 500,000 shares of the Company’s Common Stock (as adjusted for 2:1 stock splits on January 29, 1999 and May 21, 1999) that were regranted under the Company’s cancellation/regrant program on October 22, 1998.

(12)
Includes 1,000,000 shares of the Company’s Common Stock (as adjusted for 2:1 stock splits on January 29, 1999 and May 21, 1999) that were regranted under the Company’s cancellation/regrant program on October 22, 1998.

(13)
Includes 1,400,000 shares of the Company’s Common Stock (as adjusted for 2:1 stock splits on January 29, 1999 and May 21, 1999) that were regranted under the Company’s cancellation/regrant program on October 22, 1998.

(14)
Represents $9,579,674 as the value of the Company’s contribution to its Supplemental Executive Retirement Plan on behalf of this individual and $3,150 for employer contributions to the Company’s 401(k) plan. Dr. Cotsakos also received the benefit of $357,902 arising from premiums paid for a life insurance policy for Dr. Cotsakos ($177,698 of which was a tax grossup).

(15)	Represents employer contributions to the Company’s 401(k) Plan.

(16)	Represents $575,751 for the Company’s contribution to the Supplemental Executive Retirement Plan and $8,500 for employer contributions to the Company’s 401(k) plan.

(17)	Represents $201,750 for the Company’s contribution to the Supplemental Executive Retirement Plan and $8,422 for employer contributions to the Company’s 401(k) plan.

(18)	Represents $280,946 for the Company’s contribution to the Supplemental Executive Retirement Plan and $2,884 for employer contributions to the Company’s 401(k) plan.

(19)
Represents the benefit received for a Company purchased gift of $29,132, $13,557 received for reimbursement of the costs of personal tax and financial planning services and other perquisites of $24,490 of which no one item exceeded 25% of the total perquisites reported for this person.

Stock Options

The following table contains information concerning the grant of stock options under the Company’s 1996 Stock Incentive Plan for fiscal year 2001 and the transition quarter including the period from October 1, 2000 through December 31, 2000 to the Named Executive Officers. No stock appreciation rights were granted to those individuals during fiscal year 2001 or the transition quarter beginning October 1, 2000 and ending December 31, 2000. Effective April 4, 2002, the 1996 Stock Incentive Plan was amended to eliminate the authority of the Plan Administrator to “reprice” stock options.

Option/SAR Grants in Last Fiscal Year and the Transition Quarter

Name	Number of Securities Underlying Options Granted		Individual Grants			Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(18)
			% of Total Options Granted to Employees in Fiscal Year 2001	Exercise Price (per Share)($)(17)
							5%	10%
Christos M. Cotsakos
Quarter ended 12/31/00	500,000	(1)	5.95%	7.09		12/21/2010	$2,230,626	$5,652,845
	38,333	(2)	0.46%	7.09		12/21/2010	$171,013	$433,381

	538,333		6.41%				$2,401,639	$6,086,226

Fiscal year ended 12/31/01	40,424	(3)	0.28%	2.47	(19)	01/02/2011	388,858	678,335
	625,000	(4)	4.34%	6.13		06/18/2011	2,407,487	6,101,045
	666,666	(5)	4.63%	7.42		01/02/2011	3,111,726	7,885,724

	1,332,090		9.25%				5,908,071	14,665,104

R. (Robert) Jarrett Lilien
Quarter ended 12/31/00	—		—	—		—	—	—

Fiscal year ended 12/31/01	100,000	(6)	0.70%	7.42		11/02/2011	466,759	1,182,860
	250,000	(7)	1.74%	6.13		06/18/2011	962,995	2,440,418
	150,000	(8)	1.04%	6.10		04/06/2011	575,439	1,458,274
	300,000	(9)	2.08%	8.28		11/27/2011	1,562,174	3,958,856
	100,000	(10)	0.70%	5.84		10/01/2011	366,960	929,949
	11,837	(11)	0.08%	8.11		04/12/2011	60,373	152,996

	911,837		6.34%				3,994,700	10,123,353

Jerry D. Gramaglia
Quarter ended 12/31/00	207,609	(12)	2.47%	7.09		12/21/2010	926,196	2,347,163

	207,609		2.47%				926,196	2,347,163

Fiscal year ended 12/31/01	10,106	(13)	0.07%	2.47	(19)	01/02/2011	97,215	169,584
	250,000	(14)	1.74%	6.10		04/06/2011	959,064	2,430,457
	333,333	(15)	2.32%	7.42		01/02/2011	1,555,863	3,942,862
	350,000	(7)	2.43%	6.13		06/18/2011	1,348,193	3,416,585

	943,439		6.56%				3,960,335	9,959,488

Leonard C. Purkis
Quarter ended 12/31/00	—		—	—		—	—	—

Fiscal year ended 12/31/01	50,000	(6)	0.35%	7.42		01/02/2011	233,380	591,430
	50,000	(8)	0.35%	6.10		04/06/2011	191,813	486,091
	100,000	(7)	0.70%	6.13		06/18/2011	385,198	976,167

	200,000		1.40%				810,391	2,053,688

Joshua Levine
Quarter ended 12/31/00	200,000	(2)	2.38%	7.09		12/21/2010	892,251	2,261,138

	200,000		2.38%				892,251	2,261,138

Fiscal year ended 12/31/01	150,000	(8)	1.04%	6.10		04/06/2011	575,439	1,458,274
	50,000	(16)	0.35%	5.10		09/24/2011	160,368	406,404
	100,000	(10)	0.69%	5.84		10/01/2011	366,960	929,949
	100,000	(6)	0.69%	7.42		01/02/2011	466,759	1,182,860
	250,000	(7)	1.74%	6.13		06/18/2011	962,995	2,440,418

	650,000		4.51%				2,532,521	6,417,905

(1)	The option was granted on December 21, 2000 and will be exercisable as follows: 25% on grant date and monthly until May 21, 2002 for the remaining shares.

(2)	The options were granted on December 21, 2000 and are fully vested as of the grant date.

(3)	The option was granted on January 2, 2001 and is exercisable monthly until January 2, 2002.

(4)	The options were granted on June 18, 2001 and are exercisable as follows: 20% on the date of grant and monthly until May 31, 2002 for the remaining shares.

(5)	The option was granted on January 2, 2001 and is exercisable as follows: 25% on the date of grant and monthly until June 2, 2002 for the remaining shares.

(6)	The options were granted on January 2, 2001 and are exercisable 25% per year over the next four years from the date of grant.

(7)	The options were granted on June 18, 2001 and are exercisable as follows: 20% on the date of grant and annually until June 18, 2005 for the remaining shares.

(8)	The options were granted on April 6, 2001 and are exercisable as follows: 20% on the date of grant and annually until April 6, 2005 for the remaining shares.

(9)	The option was granted on November 27, 2001 and is exercisable quarterly until November 27, 2005.

(10)	The options were granted on October 1, 2001 and are fully vested as of the grant date.

(11)	The option was granted on April 12, 2001 and is exercisable 25% per year over the next four years from the date of grant.

(12)	The option was granted on December 21, 2000 and is exercisable as follows: 33% three months and ten days from the date of grant and quarterly until January 2, 2004 for the remaining shares.

(13)	The option was granted on January 2, 2001 and is exercisable monthly until January 1, 2002.

(14)	The option was granted on April 6, 2001 and is exercisable as follows: 25% on the date of grant and annually until April 6, 2005 for the remaining shares.

(15)	The option was granted on January 2, 2001 and is exercisable quarterly until January 2, 2004.

(16)	The option was granted on September 24, 2001 and is exercisable monthly until September 30, 2005.

(17)
The exercise price of each option may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving the issuance of net shares equal to the difference between the number of options exercised and the shares of Common Stock constructively exchanged. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with such exercise.

(18)
The potential realizable value is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option. There is no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers.

(19)
These options were granted under the Salary Investment Option Grant program offered under the Company’s 1996 Stock Incentive Plan. Pursuant to this program, certain management-level associates may elect to have their salary reduced for a one-year period in exchange for stock options with a value per share of one-third of the price per share of the Company’s Common Stock on the date of grant. The total value of the options on the date of grant is equal to the amount by which salary was reduced. For purposes of benefits, the associate is treated as having received salary at his or her original base salary level.

Option Exercises and Holdings

The following table provides information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of fiscal year 2001 and the transition quarter including the period from October 1, 2000 through December 31, 2000. No stock appreciation rights were exercised during such fiscal year 2001 or the transition quarter reflected below.

Aggregated Option/SAR Exercises in Last Fiscal Year and the Transition Quarter
and FY-End and the Transition Quarter Option/SAR Values

	Number of Shares Acquired on Exercise	$ Value Realized(1)	Number of Securities Underlying Unexercised Options/SARs at FY-End		Value of Unexercised in-the-Money Options/SARs at FY-End ($)(2)
Name			Exercisable	Unexercisable	Exercisable		Unexercisable
Christos M. Cotsakos Quarter ended 12/31/00 Fiscal year ended 12/31/01	— 2,607,095	— 11,024,950	4,337,491 4,202,150	2,343,283 1,203,619	$ $	13,746,695 4,001,458	$ $	1,264,810 3,073,668

R. (Robert) Jarrett Lilien Quarter ended 12/31/00 Fiscal year ended 12/31/01	— —	— —	105,000 365,000	315,000 966,837	$	— 784,850	$	— 2,273,370

Jerry D. Gramaglia Quarter ended 12/31/00 Fiscal year ended 12/31/01	100,000 —	318,750 —	551,885 1,712,369	2,250,724 2,033,679	$ $	701,250 3,817,714	$ $	1,505,730 4,487,588

Leonard C. Purkis Quarter ended 12/31/00 Fiscal year ended 12/31/01	— —	— —	691,029 954,181	499,456 436,304	$ $	1,311,373 4,325,140	$ $	829,680 1,640,645

Joshua Levine Quarter ended 12/31/00 Fiscal year ended 12/31/01	— —	— —	— —	— —		— —		— —

(1)	Equal to the fair market value of the purchased shares on the option exercise date less the exercise price paid for those shares.

(2)
Based on the market price, as applicable, of $10.32 per share, which was the average of the high and low selling price per share of the Company’s Common Stock on the New York Stock Exchange on the last trading day of fiscal year 2001 (December 31, 2001) and $7.4375 per share which was the average of the high and low selling price of the Company’s Common Stock of the Nasdaq National Market system on the last trading date of the transition quarter 2000 (December 29, 2000) less the exercise price payable for such shares. The Company listed its shares on the New York Stock Exchange beginning February 2001.

Compensation Committee Report on Executive Compensation

The Compensation Committee (the “Committee”) of the Board of Directors sets the base salary of the Company’s executive officers and approves individual bonus programs for executive officers. Option grants to executive officers are made by the Committee, and the Committee has complete discretion in establishing the terms of each such grant. While the Committee retains the discretion to make decisions concerning compensation that are appropriate on a case-by-case basis, the following is a summary of policies of the Committee that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

Compensation Philosophy

The Committee applies a consistent philosophy to compensation for all associates, including executive officers. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork focused on meeting the expectations of customers and shareowners. To ensure that its policies and practices are fair and equitable, the Company frequently consults with independent third party advisors, including compensation analysts, independent auditors and legal counsel. In setting cash compensation, the Company strives to pay its executive officers at approximately the 75th percentile of its peer companies, retaining the discretion to pay more for extraordinary performance or responsibilities. The Company’s primary peer companies are generally considered to be companies in the financial services industry with annual revenues in the range from $1.0 billion to $5 billion. Because the Company is a technology-based company, and because the Company competes for talent with the high technology industry and Silicon Valley, in reviewing equity-based compensation programs, the Company considers other technology companies, the Company considers its equity-based compensation programs in relation to those of other technology companies, primarily focusing on a group of 34 high profile, technology-related companies. The Compensation Committee believes that the Company’s more direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareowner returns on investment. Thus, the compensation peer group is the not the same as the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

— The Company pays for sustained relative performance.    Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which key strategic measures are met, including such factors as operating profit and performance relative to competitors, as well as reinforcing a strong corporate social practice, development of long term succession planning and strategy formulation in order to increase the long term value and success of the Company. Individual performance is evaluated by reviewing development progress against set objectives and the degree to which Company values are fostered.

— The Company strives for fairness in the administration of pay.    The Company strives to balance the compensation paid to a particular individual and the compensation paid to other persons both inside the Company and at comparable companies.

— The Company strives to retain its senior executive talent.    The Company operates its business in an industry and in geographic areas in which the demand for top level executive talent is extremely high. Among the Company’s key strategic measures are reinforcing a strong corporate social practice, developing long term succession planning and formulating successful strategies in order to increase the long term value and success of the Company. To achieve these key strategic measures, the Company believes it should have a strong senior executive management team in place that is committed to working with the business to achieve these long term goals and has instituted various programs, including, but not limited to, restricted stock grants and the Supplemental Executive Retirement Plan, as tools to retain senior executives.

General Compensation Policy

The Committee’s overall policy is to offer the Company’s executive officers competitive cash- and equity-based compensation opportunities based upon their personal performance, the financial performance of the Company and the officers’ contribution to that performance. One of the Committee’s primary objectives is to base a substantial portion of each officer’s compensation upon the Company’s performance in addition to his or her own level of performance.

The principal factors taken into account in establishing each executive officer’s compensation package are summarized below. Additional factors may be taken into account to a lesser degree, and the relative weight given to each factor varies with each individual in the sole discretion of the Committee. The Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Cash-Based Compensation.    The Committee sets base salary for executive officers on the basis of personal performance, the salary levels in effect for comparable positions with other companies in the industry (with the Company generally comparing itself to other financial service institutions with annual revenues in the range from $1.0 billion to $5.0 billion) and internal comparability considerations. During fiscal year 2001, the Company maintained a shareowner-approved bonus plan, known as the Success Sharing Bonus Plan (the “Associate Bonus Plan”), to provide bonus payments to associates based on both individual performance as well as performance of the Company. Under the Associate Bonus Plan, each associate, including the Chief Executive Officer, had a target bonus percentage primarily based on the associate’s position within the Company. As discussed above, the target bonus percentage had an individual component and a Company component, which fluctuated primarily based on the associate’s position within the Company. If individual and/or Company performance goals were met or exceeded, bonus payments would meet or exceed target. Bonuses under the Associate Bonus Plan are determined annually. Bonus payments were made under the Associate Bonus Plan in early 2002 at the minimum threshold level of 80% of target and were based on associates’ and the Company’s performance in an extraordinarily difficult economic environment, including execution of the diversification of the business and performance of that diversified model that significantly surpassed the performance of our peer companies.

Policy of Promoting Equity Holding by Senior Management.    The Committee believes that the interests of its executive officers are more closely aligned with the interests of the Company’s shareowners when those executive officers have significant equity holdings in the Company’s Common Stock. To help ensure that the executive officers maintain their interests in close alignment with those of our shareowners, effective April 4, 2002, the Board adopted a policy pursuant to which all executive officers are expected to be the beneficial owners of the Company’s Common Stock. The Company’s Chairman and Chief Executive Officer is expected to hold shares with a market value equivalent to at least three years’ base salary. Executive officers in the Company’s Office of the President are expected to hold shares with a market value equivalent to at least two years’ base salary. All other executive officers are expected to hold shares with a market value equivalent to at least one year’s base salary. New executive officers, as well as any other executive officer whose holdings do not meet this level, are provided two full years in which to obtain holdings at the expected level.

Since the effective date January 1, 1995, the Company has maintained an Internal Revenue Code section 401(k) defined benefit plan (the “401(k) Plan”) under which all associates, including executive officers, may elect to defer compensation up to the limits imposed by the Internal Revenue Code. The 401(k) Plan provides for employer contributions to the plan of an amount equal to 100% of the amount contributed by all eligible associates, including executive officers, up to 6% for each individual associate’s total compensation, subject to the statutory limits provided for in the Internal Revenue Code. Associates become fully vested in the Company contribution upon completion of one year of service. In light of the hardship that our associates may suffer as a result of restrictions in the trading of the Company’s stock, the Company makes all of its contributions to the 401(k) Plan in cash, not stock of any kind, and the Company’s 401(k) Plan does not offer associates the option of investing any of their 401(k) Plan savings in Company stock. The Company made contributions to the 401(k) Plan of $8,042,225 for the fiscal year ended December 31, 2001 (which included the period from October 1 through December 31, 2000).

Also, effective January 1, 2001 the Company adopted a Supplemental Executive Retirement Program (“SERP”). See discussion of the SERP in “Retirement Benefits” below.

Long-Term Equity-Based Compensation.    The Committee intends to make stock option grants on a periodic basis. Each grant is designed to align the interests of the executive officers with those of the Company’s shareowners and to provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the executive officer to acquire shares of the Company’s Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years), thus providing a return to the executive officer only if he or she remains employed by the Company and the market price of the shares appreciates over the option term. The size of the option grant to each executive officer generally is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, but the size of comparable awards made to individuals in similar positions in the industry as reflected in external surveys, the individual’s potential for future responsibility and promotion over the option term, the individual’s personal performance in recent periods and the number of options held by the individual at the time of grant are also factors taken into account. Generally, as an executive officer’s level of responsibility increases, a greater portion of his or her total compensation will be dependent upon Company performance and stock price appreciation rather than base salary. The relative weight given to these factors varies with each individual and is determined at the sole discretion of the Committee.

CEO Compensation.    The Committee believes that the vision, drive and passion that Dr. Cotsakos has for our business has made a unique and singular contribution to the success of the Company. Ensuring Dr. Cotsakos’ retention and assuring that his skills and abilities remain focused on the continued growth and leadership of the Company is paramount to the Company’s long term best interest. Specifically, the Committee believes that:

— Dr. Cotsakos is considered to be one of the visionaries, architects and leading founders of e-commerce and e-finance, as well as the Company’s architect and leader of its Guiding Principles, strategic matrix and operating model.

— Under Dr. Cotsakos’ visionary leadership and management capability, the Company has created one of the world’s best known and most respected emerging brands in the financial services industry, having recently been ranked by Fortune as one of the top ten most admired companies in the securities industry, and having been placed on the Fortune list of 1,000 U.S. companies with the largest annual revenues, by Forbes as a member of its “Super 500” list of U.S. companies ranked by sales, profits, assets and market value, by Barron’s as one of the top three online brokers, by Consumer Reports as the number one online banking platform, and by Gomez Advisors as first in customer confidence in online mortgage origination platforms.

— In the five-year period of Dr. Cotsakos’ employment with the Company, the Company has grown its revenues by a multiple of nearly 25 times, including a period during which the Company took a planned strategic moratorium on profitability to invest in building and fortifying its brand and to reinvest in its technology infrastructure; it has increased its active accounts by a multiple of approximately 48 times and expanded and diversified the scope of those accounts across a wide range of financial products and services, enabling the Company to approach its customers in terms of “households” rather than disconnected individual accounts; it has increased its volume of brokerage transactions by a multiple of approximately 14 times while at the same time reducing the Company’s dependence on transactions to meet revenue goals; it has increased assets under management by a multiple of 12 times; it has increased the capacities of its systems by a multiple of approximately 29 times; and it has increased its market capitalization by a multiple of 11 times.

— The Company’s growth from its infancy to sustained profitability has occurred in an unprecedented time frame, resulting in the creation of long term value for the Company’s shareowners and stakeholders. During the period of the Dr. Cotsakos’ employment since March of 1996, the Company’s stock has become publicly traded, first on the NASDAQ (August 16, 1996) and subsequently on the NYSE (February 15, 2001). During the period from August 16, 1996 through December 31, 2001, the Company’s share value, like the market, was volatile. However, during this time, the share value of the Company increased over 300%, outperforming the NASDAQ composite Index (which increased by only 69% during the same period), the Standards & Poor’s 500 (which increased by 71% during the same period), the Dow Jones Industrial Average (which increased by 77% during the same period) and the Goldman Sachs Internet Index (which increased by less than 14% during the same period). During calendar year 2001, the value of the Company’s stock has increased by over 40% while the American Stock Exchange Internet Index has decreased by over 49%, the NASDAQ Composite Index has decreased by over 20%, the Standards & Poor’s 500 decreased by over 10% and the Dow Jones Industrial Average decreased by over 5%.

— Under Dr. Cotsakos’ leadership, the Company has diversified its business model from a single product of “deep discount” brokerage to a provider of integrated electronic personal financial services, offering value-added investing, banking, lending, planning, and advice to its customers. The Company strives to be one of the most successful brands in each of its product and service categories. The Company has created the largest internet banking platform, is the eleventh largest savings bank in the United States, has the largest share of daily average revenue transactions of any online brokerage (pending the Company’s acquisition of the Tradescape entities), has the second largest ATM network in the United States and is the largest stock plan administrator in the United States.

— The Company has made over 17 acquisitions in the past three years and has become a recognized leader in its business in several international markets.

— At the same time, the Company has created a unique culture for its associates that is guided by principle and driven by creating and unlocking shareowner and stakeholder value.

— The Company believes that it is largely through Dr. Cotsakos’ leadership and reputation, as well as the Company’s top leadership team and culture built by Dr. Cotsakos, that allowed the Company to persevere and establish a leadership position in the boom and bust cycle of the Internet, as well as guided the Company through the unusually difficult circumstances in the economy and the events triggered by the terrorist attacks against the United States on September 11, 2002.

— If Dr. Cotsakos were to leave his employment, the Company believes that his departure would negatively affect shareholder and stakeholder value, as well as having a negative impact on associate morale, executive retention and Company performance.

— Throughout the course of his employment, while he has sold shares from time to time and may do so in the future, Dr. Cotsakos has consistently held a significant equity interest in the Company which he has retained as a long-term investment and as an indication of his belief in, and commitment to, the Company. In 2001, utilizing the Company’s stock loan program described below, Dr. Cotsakos exercised 2,607,095 options and held the shares and, in 2000, also utilizing the Company’s stock loan program, he exercised 2,527,846 options and held the shares. In addition, when SOFTBANK Holdings sold shares of the Company as part of its policy of diversifying its holdings, Dr. Cotsakos purchased 2,075,000 of the shares sold by SOFTBANK utilizing his own funds. Following the events of September 11, 2001, and the tremendous instability in the market, Dr. Cotsakos purchased 301,000 shares on the option market, also utilizing his own funds. Dr. Cotsakos continues to hold all of the shares he purchased in these transactions.

Under the terms of the 1999 Agreement with Dr. Cotsakos and the actions of the Committee consistent with the 1999 Agreement, Dr. Cotsakos received an annual base salary of $800,000 during calendar year 2001. Dr. Cotsakos was also eligible to participate in the Associate Bonus Plan, among other benefit plans, at a minimum level of three times his base salary but with a target bonus for 2001 set by the Compensation Committee at ten times base salary. According to the terms of the Associate Bonus Plan, Dr. Cotsakos did not have an individual component and therefore his bonus was entirely tied to the performance of the Company. The calculation and payment of the individual and Company components is dependent upon whether the individual and Company met certain predetermined goals. The Company goals are a function of various factors including revenue performance, earnings per share and associate and customer satisfaction. Depending on whether the Company met, exceeded or did not meet its goals, the Committee could authorize payment of bonuses at, above or below the target bonus percentage levels. Under the Associate Bonus Plan, the Committee may specify that bonuses will be paid in any combination of cash, restricted or unrestricted shares of the Company’s Common Stock, or in options to purchase shares of the Company’s Common Stock. Based on the Company’s performance over calendar year 2001, including the extraordinary performance of certain of the Company’s executive officers in a difficult economic environment, bonuses were paid to those officers in calendar year 2001, including the Company’s Chairman of the Board and Chief Executive Officer. These bonuses were accrued in calendar year 2001 and are reflected in the Company’s operating performance for calendar year 2001.

During fiscal 1999, the Committee reviewed the status of Dr. Cotsakos’ option holdings in connection with the adoption of the 1999 Agreement. Based on a review of option holdings by individuals in comparable positions in comparable companies, and based on a desire to maximize shareowner value by directly linking Dr. Cotsakos’ compensation to the achievement of a higher share price for the Company’s Common Stock, the Board of Directors granted Dr. Cotsakos an option on August 12, 1999 to purchase a total of 1,500,000 shares of the Company’s Common Stock under the 1996 Plan. Also, the Compensation Committee of the Company authorized future additional option grants to Dr. Cotsakos of 2,000,000 shares in fiscal 2000 and 500,000 shares in fiscal year 2001. The options for fiscal year 2000 were granted on January 24, 2000 at an exercise price of $30.00 per share. This exercise price was established at $6.16 greater than the market value of the Company’s Common Stock on that date, which was $23.84 per share. Of the 2,000,000 shares granted, 400,000 shares were immediately exercisable and the remaining 1,600,000 shares vest monthly at the rate of 57,143 shares per month through May 24, 2002. The options will become immediately exercisable upon a change in control or upon the termination of Dr. Cotsakos’ employment other than for cause or at his election for good reason.

During fiscal year 2001, the Committee continued to review the status of Dr. Cotsakos’ stock and option holdings. Again, based on a review of option holdings by individuals in comparable positions in comparable companies, and continuing the philosophy of maximizing shareowner value by directly linking Dr. Cotsakos’ compensation to the achievement of a higher share price for the Company’s Common Stock, the Board of Directors on December 21, 2000 granted Dr. Cotsakos two separate options to purchase shares of the Company’s Common Stock at the market value of the Company’s Common Stock on that date. One grant was for 38,333 shares which were immediately vested and the other grant was for 500,000 shares, of which 20% were immediately vested and the remaining shares vested monthly through May 24, 2002. In addition, the Board of Directors granted Dr. Cotsakos an option on January 2, 2001 to purchase 666,666 shares of the Company’s Common Stock at the market value of the Company’s Common Stock on that date. Of these 666,666 shares, 20% were immediately vested and the remainder vest monthly through May 24, 2002. Also on January 2, 2001, Dr. Cotsakos was granted 666,666 shares of restricted stock of the Company under the terms of the 1996 Stock Incentive Plan. The shares are subject to the Company’s right of repurchase which lapses over time, as follows: 111,111 shares on April 15, 2001, and quarterly thereafter, such that the Company’s right of repurchase will lapse in its entirety on July 15, 2002. In addition, Dr. Cotsakos was granted 4,000,000 shares of restricted stock on June 18, 2001 as a tool for executive retention and shareowner value creation, subject to the Company’s right of repurchase which lapses over time as follows: 800,000 shares on April 6, 2002 and annually thereafter such that the Company’s right of repurchase will lapse in its entirely on April 6, 2006. In the event of a change in control of the Company, the Company’s right of repurchase will lapse in its entirety immediately following such change in control.

During calendar year 2001 and continuing through the present, the Board has negotiated the terms of an employment contract with Dr. Cotsakos. The Company worked with his attorneys, outside counsel and independent third party compensation analysts to evaluate and negotiate various proposals for the new terms and conditions of his employment agreement. The current agreement provides other appropriate retention incentives for the Chief Executive Officer in addition to the restricted stock mentioned above, including participation in the SERP, life insurance benefits, medical benefits and long term equity and cash incentives. Second, the agreement provides adequate rewards for extraordinary leadership, with an appropriate base salary and a bonus structure that is entirely dependent upon meeting financial and key strategic measures. The base salary places Dr. Cotsakos at approximately the 58th percentile of CEO’s at peer companies and the overall cash compensation, presuming payout of bonus at target, places Dr. Cotsakos at approximately the 62nd percentile of peer companies (based on data available from peer companies as reported for 2000, the most recent year for which comparable information was available at the time of the report). The target bonus will not be paid if the Company does not meet its performance goals.

Finally, the agreement provides sufficient protections for both Dr. Cotsakos and the Company in the event of a termination of employment, building in a severance arrangement sufficient to enable Dr. Cotsakos to focus on driving corporate performance, and to preclude efforts of other companies to recruit Dr. Cotsakos away. In the next agreement, the Company will strive to create an overall employment agreement providing for retention incentives, rewards for current performance and protections for the executive and the Company in the event of termination of employment.

As part of the renegotiation of Dr. Cotsakos’ contract discussed above, in August 2001, the Company cancelled a note in the amount of $15.0 million that had been outstanding between Dr. Cotsakos and the Company since November of 2000 and agreed to reimburse Dr. Cotsakos approximately $15.2 million that he incurred in related taxes. The Company’s action had the effect of eliminating the Company’s contractual obligation to forgive the note and reimburse related taxes in the event of a change of control of the Company. As part of the same negotiation, Dr. Cotsakos agreed to the elimination of certain relocation benefits and related payment of taxes which had been payable to him upon the change of control under his previous agreement. The Board believes that these changes to Dr. Cotsakos’ employment contract served to enhance the value of the Company in a future business combination. At the time of the renegotiation of this portion of Dr. Cotsakos’ employment contract, there was no proposal under consideration to acquire the Company, but the Company is part of an industry that is consolidating and the Company from time to time has considered and will continue to consider proposals for appropriate business combinations that would enhance shareholder value. Also as part of the ongoing renegotiation of Dr. Cotsakos’ new employment agreement, the Company and Dr. Cotsakos are negotiating additional contractual considerations that the Company believes will have long-term value for shareowners.

Deduction Limit for Executive Compensation.    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1.0 million per officer in any year. Historically, the Committee and the Company have believed that the benefit to be obtained by complying with the requirements for full deductibility of annual bonuses (which require the establishment of formulas and shareowner approval, among other things) was not significant enough to outweigh the benefits to the Company of retaining absolute flexibility and discretion in determining executive bonuses. In calendar year 2000, the Company’s shareowners approved a performance-based bonus plan that would allow the amounts paid under the bonus plan to qualify for tax deduction. While the Company does follow the terms of that plan, the Committee and the Company continue to believe that it is important to retain discretion over the compensation paid to the Company’s executive officers, and may elect to make certain awards outside of, or in addition to, the awards provided for in the plan. The Company and the Committee would make such awards only if they believe that those awards are in the long term interests of the Company’s shareowners.

In addition, the Company’s 1996 Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the 1996 Stock Incentive Plan will qualify as performance-based compensation not subject to the $1.0 million limitation. However, in connection with the hiring of certain officers, the Company has granted options that are not under the 1996 Stock Incentive Plan and which will not qualify as performance-based compensation under section 162(m) if these officers are among the five most highly compensated officers of the Company at the time they exercise these options. The Committee generally reserves the right to pay amounts of compensation that may not be fully deductible if it believes that it is in the Company’s best interests to do so.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Mr	. David C. Hayden (Chair)

Mr	. Ronald D. Fisher

Mr	. William E. Ford

Retirement Benefits

In October 2000, the Compensation Committee approved the adoption of a Supplemental Executive Retirement Plan (“SERP”), effective January 1, 2001. The purpose of the SERP is to attract, retain and motivate executive officers of the Company who render valuable services to the Company and to provide those executive officers with flexibility to meet their retirement and estate planning needs. The SERP is a defined contribution plan, pursuant to which the Company will make an annual contribution to the plan on behalf of those executive officers eligible to participate in the plan. The amounts contributed to the plan are held in a Rabbi Trust and invested through that trust; until distribution to a plan participant, the amounts contributed remain assets of the Company which could become subject to claims of creditors in the event of a bankruptcy of the Company. To be eligible to participate in the plan, at the commencement of the plan year (January 1) an individual must be: (i) an executive officer; and (ii) age 45 or above. For those executive officers eligible to participate in the SERP, the Company will make a contribution to the SERP targeted to provide the individual a specified benefit upon retirement.

To receive full benefits available under the SERP, a participating individual must have 15 years of participation in the plan at the time of retirement. The Company’s Chairman and Chief Executive Officer will be immediately vested in 100% of those benefits available to him under the SERP. All other participating individuals will not vest until they have participated in the SERP for at least five years, at which time a participant will become vested in 50% of the benefits available to him or her under the SERP. However, those individuals who are age 60 or above and have five years participation in the plan will be 100% vested in benefits under the SERP. For each additional year of participation in the SERP, the individual will become vested in an additional 10% of the benefits available to him or her under the SERP, until he or she is fully vested in all benefits after ten years of participation. However, in the event of a Change in Control of the Company (as defined in the SERP), all participants will be immediately vested in all benefits contributed into the SERP as of the occurrence of the event which constitutes the Change in Control, and any and all future contributions into the SERP.

The target benefit for the Chairman and Chief Executive Officer is 100% of the average of the total annual compensation (as defined in the SERP) in the highest three of the five years prior to retirement (presumed to be at age 60). The target benefit for the President and Chief Customer Operations Officer is 65% of the average of the total annual compensation (as defined in the SERP) in the highest three of the five years prior to retirement (presumed to be at age 60). The target benefit for all other participating executive officers is 50% of the average of the total annual compensation (as defined in the SERP) in the highest three of the five years prior to retirement (presumed to be at age 60), but the Company retains the right to designate a lower target percentage for future participants.

Dr. Cotsakos is immediately vested in benefits under the SERP and, therefore, upon his termination for any reason he is entitled to all amounts contributed by the Company to his account under the SERP, plus all returns on any investment made with funds in his account. During calendar year 2001, the Company contributed $9,579,674 to Dr. Cotsakos’ SERP account. Benefits to all other individuals are dependent upon years of participation in the SERP, as opposed to years of service to the Company. As of January 1, 2002, Mr. Gramaglia, Mr. Purkis and Mr. Levine had one year of credited service under the SERP. The remaining Named Executive Officer, Mr. Lilien, was under the age of 45 as of January 1, 2002 and is therefore ineligible to participate in the SERP at this time.

Compensation for the purpose of determining SERP benefits consists of base salary and regular annual cash bonuses. Severance pay, income derived from equity-based awards and other forms of special remuneration are excluded.

During fiscal year 2001, a total of $11,837,836 was contributed to the accounts of those individuals participating in the SERP, but none of those amounts was distributed to any participant.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Effective June 1, 1999, the Company entered into an employment agreement with Dr. Christos M. Cotsakos, Chairman of the Board and Chief Executive Officer of E*TRADE Group, Inc. (the “1999 Agreement”), which superseded Dr. Cotsakos’ 1996 Employment Agreement. The 1999 Agreement was amended by the Compensation Committee effective October 1, 2000 and again effective August 27, 2001. Under the 1999 Agreement as amended, Dr. Cotsakos was to receive a base salary of at least $690,000, which salary is subject to review and increase by the Company’s Board of Directors. For calendar year 2001, Dr. Cotsakos received a base salary of $800,000 per year. Dr. Cotsakos is also eligible to participate in the Company’s shareowner-approved bonus plan, with a target bonus to be established by the Compensation Committee, but at no less than three times his base salary. He is also eligible to participate in the Company’s other benefit plans, including, but not limited to, a life insurance policy on Dr. Cotsakos’ life in the face amount of $10,000,000, and the SERP adopted by the Company effective January 1, 2001 as discussed above.

Effective June 1, 2000, the Company entered into a four-year employment agreement with Mr. Gramaglia concerning his employment in the position of President and Chief Operating Officer of the Company (the “June 2000 Gramaglia Agreement”). Subsequently, the Board of Directors of the Company authorized, as of October 1, 2001, the Company’s entry into a new employment agreement with Mr. Gramaglia, pursuant to which Mr. Gramaglia continued his employment with the Company as a member of its “Office of the President” in the role of President and Chief Customer Operations Officer (the “October 2001 Gramaglia Agreement”). The October 2001 Gramaglia Agreement superseded the June 2000 Gramaglia Agreement in its entirety. Under the October 2001 Gramaglia Agreement, Mr. Gramaglia receives an annual base salary which may be increased in the discretion of the Compensation Committee. Mr. Gramaglia is also eligible to participate in the Company’s bonus plan, under which his target bonus is three times his base salary, which may be modified as determined by the Chairman/Chief Executive Officer and the Compensation Committee. Mr. Gramaglia is also entitled to the Company’s other benefit plans, including, but not limited to, participation in the Company’s supplemental executive retirement plan. In the event of a Change in Control of the Company (as defined in the October 2001 Gramaglia Agreement), all stock options held by Mr. Gramaglia that are outstanding but unvested shall become immediately and fully vested. In the event that Mr. Gramaglia’s employment is involuntarily terminated (as defined in the October 2001 Gramaglia Agreement) less than 60 days before or within three years after a Change in Control of the Company (as defined in the Gramaglia Agreement), Mr. Gramaglia is entitled to: (i) severance payments equal to two years’ base salary and two years’ bonus calculated at the target bonus of three times base salary; (ii) continuation of health care, life insurance and certain other benefits (or, at the Company’s discretion, a lump sum payment sufficient to allow Mr. Gramaglia to obtain such benefits on his own) for an additional two years; and (iii) outplacement services valued at a minimum of $40,000, plus attendant office facilities and administrative support. In the event that Mr. Gramaglia’s employment is involuntarily terminated (as defined in the October 2001 Gramaglia Agreement) in circumstances other than those relating to a Change in Control, Mr. Gramaglia is entitled to: (i) severance payments equal to one year’s base salary (with no bonus payment); and (ii) continuation of health care, life insurance and certain other benefits (or, at the Company’s discretion, a lump sum payment sufficient to allow Mr. Gramaglia to obtain such benefits on his own) for an additional one year. Mr. Gramaglia’s current base salary is $675,000.

Effective October 1, 2001, the Company entered into employment agreements with the three other members of its Office of the President, including Mitchell H. Caplan, the Company’s Chief Financial Products Officer and Managing Director, North America; R. (Robert) Jarrett Lilien, the Company’s Chief Brokerage Officer and Managing Director, Latin America and Asia-Pacific; and Joshua Levine, the Company’s Chief Technology Officer and Managing Director, Europe, Middle East and Africa (the “Executive Employment Agreements”). The Executive Employment Agreements superseded all other employment agreements and/or Management Retention Agreements (discussed below) between the executive and the Company. Each of the Executive Employment Agreements provides that the executive is eligible to participate in the Company’s bonus plan, under which his target bonus is three times his base salary, which may be modified as determined by the Chairman and Chief Executive Officer and the Compensation Committee. Each is also entitled to the Company’s other benefit plans, including, but not limited to, participation in the Company’s supplemental executive retirement plan. Each of the agreements also provides that in the event of a Change in Control of the Company (as defined in the Executive Employment Agreement), all stock options held by the executive that are outstanding but unvested shall become immediately and fully vested. In the event that the executive’s employment is involuntarily terminated (as defined in the Executive Employment Agreement) less than 60 days before or within three years after a change in control of the Company (as defined in the Executive Employment Agreement), the executive is entitled to: (i) severance payments equal to two years’ base salary and two years’ bonus calculated at the target bonus of three times base salary; (ii) continuation of health care, life insurance and certain other benefits (or, at the Company’s discretion, a lump sum payment sufficient to allow the executive to obtain such benefits on his own) for an additional two years; and (iii) outplacement services valued at a minimum of $40,000, plus attendant office facilities and administrative support. In the event that the executive’s employment is involuntarily terminated (as defined in the Executive Employment Agreement) in circumstances other than those relating to a Change in Control, the executive is entitled to: (i) severance payments equal to one year’s base (with no bonus payment); and (ii) continuation of health care, life insurance and certain other benefits (or, at the Company’s discretion, a lump sum payment sufficient to allow the executive to obtain such benefits on his own) for an additional one year. The current base salary for each of the members of the Office of the President, other than Mr. Gramaglia whose base salary is set forth above, is $615,000.

In connection with an acquisition of the Company by merger or asset sale, any outstanding option held by the Named Executive Officers (as set forth in the Summary Compensation Table herein) under the Company’s 1996 Stock Incentive Plan will automatically vest in full and all unvested shares of Common Stock held by such individuals subject to direct issuances made under such plan will immediately vest in full, except to the extent such options are to be assumed by, and the Company’s repurchase rights with respect to these shares are to be assigned to, the successor corporation. In addition, outstanding options held by the Named Executive Officers, as well as other associates, are subject to a Special Addendum to Stock Option Agreement that provides that unvested options will automatically vest in full and all unvested shares of Common Stock held by such individuals subject to direct issuance made under the 1996 Plan will immediately vest in full in the event of the termination of the officer’s employment within eighteen months following: (i) a Corporate Transaction (as defined in the 1996 Plan); or (ii) a Change in Control. The Special Addendum to Stock Option Agreement also provided for negation of acceleration of vesting if the Change in Control resulted from a pooling transaction. With the recent elimination of pooling treatment for acquisitions, this clause would have no force and effect. Options granted under either the 1993 Stock Option Plan or the 1983 Employee Incentive Stock Option Plan do not contain similar provisions, but the Plan Administrator has discretion to extend provisions of the 1996 Plan to any such options.

Certain Severance Agreements

The Company has a program which provides for Management Retention Agreements, covering certain executive officers, including those named in the Summary Compensation Table (with the exception of Dr. Cotsakos and Messrs. Gramaglia, Levine and Lilien, whose employment agreements are described above). The program provides that if the executive officer is involuntarily terminated (as defined in the Management Retention Agreement) within 60 days prior to the occurrence of a change in control or within 18 months following an occurrence of a Change of Control (as defined in the Management Retention Agreement), then the executive shall be entitled to receive a severance payment in an amount up to 24 months (or such lesser amount determined by the Compensation Committee) of the executive officer’s base salary in effect at the time of termination and an amount equal to the amount the executive officer would have received in bonus payments over a period up to 24 months under the Company’s bonus plan as it was in effect immediately prior to the change in control, presuming that the executive officer and the Company each met 100% of all target goals.

In addition, in the event of an occurrence constituting a Change of Control, any and all loans outstanding by and between the Company and the Chairman and Chief Executive Officer and executive officers will be forgiven and deemed paid in full and gross-up payments will be made for purposes of fulfilling the individual officer’s resultant tax liability. For this purpose, an occurrence constituting a Change of Control shall mean (a) the acquisition (other than from the Company) by any person, entity or group of 40% or more of either the then-outstanding shares of Common Stock or the combined voting power or the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; or (b) the failure for any reason of individuals who constitute the incumbent Board to continue to constitute at least a majority of the Board; or (c) approval by the shareowners of the Company of a reorganization, merger or consolidation, in each case, with respect to which the shares of the Company’s voting stock outstanding immediately prior to such reorganization, merger or consolidation do not constitute or become exchanged for or are converted into more than 40% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company’s then-outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of David C. Hayden, Ronald D. Fisher and William E. Ford. None of these individuals was at any time during fiscal year 2001, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee, except as follows: Dr. Cotsakos is a member of the Board of Directors of Fox Entertainment Group, Inc. and Mr. Chernin, a director of the Company, is the Chairman and Chief Executive Officer of The Fox Group, Inc. However, Dr. Cotsakos does not serve as a member of the Compensation Committee of The Fox Group, Inc. and Mr. Chernin does not serve as a member of the Compensation Committee of the Company. (See discussion with respect to Mr. Chernin and Dr. Cotsakos immediately following in Certain Relationships and Related Transactions.)

Certain Relationships and Related Transactions

In 1998, SOFTBANK Holdings, Inc. (“SOFTBANK”) purchased approximately $400 million of the Company’s Common Stock and loaned $4.1 million to the Company for working capital. Principal and interest on the loan are due in January 2003. Also in 1998, the Company entered into a joint venture agreement with SOFTBANK’s parent to form E*TRADE Japan K.K. (“E*TRADE Japan”). The Company currently owns 30% of E*TRADE Japan and Dr. Cotsakos, the Company’s Chairman and CEO, and one other executive officer serve on its Board of Directors. In accordance with the policies of E*TRADE Japan at the time, all individuals who were directors or officers of E*TRADE Japan during calendar year 2000 were granted warrants to purchase shares of E*TRADE Japan. The value of Dr. Cotsakos’ vested and unexercised warrants at December 31, 2001 was $425,850. Dr. Cotsakos has committed that any returns on these warrants will be donated to various not-for-profit educational or charitable organizations. Judy Balint, a former executive officer of the Company, was also a member of the Board of Directors of E*TRADE Japan until her resignation from employment with the Company in 2001. In connection with her service on the Board, Ms. Balint received warrants to purchase 250 shares of E*TRADE Japan. As of December 31, 2001, Ms. Balint held no vested and unexercised warrants. Ronald D. Fisher, Vice Chairman of SOFTBANK, is a Director of the Company. Beginning in August 2001, consistent with its policy of diversifying its holdings through occasional sales of stock in its portfolio companies, SOFTBANK sold an aggregate of 47, 190,000 of its shares of E*TRADE Common Stock. The Company acquired 6,978,000 of these shares at the fair market price in August 2001 and 20,000,000 shares in December 2001 at a price that represented a 13% discount to the moving average of the Company’s Common Stock for the twenty days prior to the sale and a 25% discount to the fair market value of the Company’s Common Stock on the date prior to the sale. Five executive officers of the company, including Dr. Cotsakos, acquired 2,212,000 shares from SOFTBANK at the fair market price in August 2001. SOFTBANK currently owns approximately 5% of the Company’s Common Stock.

In 1999 and 2000, the Company sponsored two venture capital funds (the “Funds”) to invest in early to mid-stage Internet companies focused on e-commerce related services, products and infrastructure. The Company believes that its sponsorship of these funds assists it to maintain a technological leadership position in its industry as well as provide financial returns to its investors and provide management fees to the Company. Through the funds, the Company believes it is better positioned to identify new, emerging technologies and to capitalize on them. When establishing the funds, the Company consulted with third party advisors to ensure that the relationships were appropriate and at arm’s length. The Company originally invested or committed to invest an aggregate of $75 million in the Funds and third parties invested or committed to invest an aggregate of $225 million (including $50 million from entities associated with SOFTBANK and approximately $6 million from directors and executive officers of the Company). In 2001, the Company committed an additional $7.5 million to one of the Funds. At the same time, the limited partnership agreement relating to the first Fund was amended to modify the order in which distributions were to occur; the amendment provided that limited partners who contributed cash, which included the directors and executive officers mentioned above as well as other investors, received priority in distribution over limited partners who contributed securities, which included the Company and other investors. The funds are managed by affiliates of ArrowPath Ventures, LLC (“ArrowPath”). Dr. Christos Cotsakos, the Company’s Chairman and CEO, and Mr. Thomas A. Bevilacqua, the Company’s Chief Strategic Investment Officer, are managing members of the ArrowPath affiliates, and the Company is a non-managing member. The General Partner receives an annual management fee of approximately 1.75% of the total committed capital (which is used to pay all expenses associated with the management of the funds). In addition, to the extent that the Funds generate profits, 20% (as to the first Fund) and 25% (as to the second Fund) are allocated to the General Partner of the funds. As a member of the General Partner, the Company is entitled to receive at least 40% of such amount in the first fund and at least 27% of such amount in the second fund. Dr. Cotsakos and Mr. Bevilacqua, in their capacity as managing members, together with the investment professionals of ArrowPath, are entitled to receive the balance of net profits. Dr. Cotsakos has committed to contribute any profits or fees he may receive from either of the Funds to various not-for-profit educational and charitable organizations. However, to date, the Funds have not distributed any amounts in respect of net profits. In several instances, Dr. Cotsakos and Mr. Bevilacqua have received stock options in portfolio companies of the Funds for service on the Board of Directors of such companies.

Facing intense competition for senior management talent, and consistent with the practices of similar companies in the Silicon Valley, during fiscal year 2000, the Company adopted a home loan/home lease plan to assist executives relocating to the Silicon Valley from other areas of the country. The Company had found that real estate prices in the Silicon Valley were significantly higher than in other parts of the country and that the disparity in prices and general unavailability of housing was preventing the Company from attracting and retaining top management talent. Under this program, the Company made loans to certain executives for the sole purpose of purchasing a home in the Silicon Valley and the Company leased properties to certain other executives. All loans were made at the applicable federal interest rate and all leases were at fair market value, as determined by at least two independent third party real estate professionals. Each and every transaction under this program is reviewed and approved by the Compensation Committee, the Audit Committee and the full Board of Directors of the Company prior to the Company’s entering in to any arrangement. In addition, each arrangement under this program is reviewed on a quarterly basis by the Compensation Committee, the Audit Committee and the full Board of Directors. Under this program, through a wholly-owned entity, the Company purchased for cash four pieces of residential real estate in the Silicon Valley area and leased three of the properties to executive officers of the Company with an option to buy at the Company’s original purchase price as long as the executive officer is employed by the Company at the time the option is exercised. With approval of the Compensation Committee, the Audit Committee and the full Board, Mr. Jerry D. Gramaglia, President and Chief Customer Operations Officer of the Company, leases one of the pieces of property from the Company at the fair market value rental rate of $8,250 per month. With approval of the Compensation Committee, the Audit Committee and the full Board, Mr. Charles W. Thomson, formerly the Company’s Chief People and Culture Officer, leased one of the pieces of property from the Company at the fair market value rental rate of $5,500 per month during the period from September 2000 through May of 2001. Mr. Thomson vacated the property in May of 2001 and the property was subsequently sold to an unrelated third party for its fair market value in December of 2001. With approval of the Compensation Committee, the Audit Committee and the full Board, Mr. Paul Menzies, formerly the Company’s Chief Insurance and Tax Officer and Managing Director, Asia Pacific, leased one of the pieces of property at the fair market value rate of $5,000 per month during the period from August 2001 through January 2002. Mr. Menzies vacated the property in January of 2002 and the Company is in contract to sell the property for its fair market value. With approval of the Compensation Committee, the Audit Committee and the full Board, the fourth piece of property, including personal property, was purchased in January 2001 from Cotsakos Ventures, LLC, an entity controlled by Dr. Cotsakos, for a total purchase price of approximately $1.7 million. The property is a townhouse which is part of a larger complex and was used to temporarily house employees of the Company who were visiting the Company’s headquarters. Cotsakos Ventures, LLC purchased the property in September 1999 for a purchase price of $1.1 million, which price did not include any of the personal property subsequently transferred to the Company. In determining the purchase price the Company would pay for the property, the Company relied upon an independent third party appraisal by Vincent L. Lorraine and Associates. At the time of the purchase, the Company had intended to purchase all of the units in the townhouse complex as they became available, to be used for additional temporary housing. However, as market conditions changed and the Company’s operations became increasingly decentralized, the Company made the decision that it would not pursue the other properties. With approval of the Compensation Committee, the Audit

Committee and the full Board, effective March 2002, this property (not including the personal property contents) was sold to an unrelated third party for its fair market value of approximately $910,000. The sale price for the property (exclusive of the personal property) was approximately 33% less than the Company’s purchase price for the real estate. This drop is consistent with other similarly priced properties in Silicon Valley. Although under no contractual or other obligation to do so, on the date of the closing of the sale transaction, Cotsakos Ventures, LLC paid the Company a cash amount equal to the full market loss on the property, as well as the original value of all the personal property, so that the Company’s $1.7 million investment in the property was returned in full.

Pursuant to the Company’s home loan/home lease program and to assist each individual to relocate to the Silicon Valley for his employment with the Company, in calendar year 2000 the Company loaned $1.6 million to Mr. Dennis Lundien, $4.2 million to Mr. Charles Thomson and $4.0 million to Mr. Theodore Theophilos, each at an interest rate which was the applicable federal rate at the time of the making of the loan. Each of these individuals are former executive officers of the Company. Mr. Lundien’s loan bore interest at 6.2% and was due in March 2002. Mr. Thomson’s loan was interest free until June 2003 (when interest would begin to accrue at 6.4%) and Mr. Theophilos’ loan was interest free until April 2003 (when interest would begin to accrue at 6.8%). Each of these loans has now been satisfied in full. Mr. Lundien’s loan was repaid in March 2002, Mr. Thomson’s loan was partially satisfied ($2.9 million) in February 2001 and the remainder was satisfied in January 2002 in exchange for release of obligations owing to Mr. Thomson. Mr. Theophilos’ loan was satisfied in January 2002 when Mr. Theophilos returned shares of restricted stock to the Company and agreed to forego other consideration otherwise due to him.

In November 2000, in lieu of his placing his shares on the open market, the Company loaned Mr. William A. Porter, founder of the Company, Chairman Emeritus and currently a director of the Company, the principal amount of $15.0 million on a full recourse, collateralized basis. This loan was approved by the Compensation Committee, Audit Committee and the full Board of Directors of the Company (with Mr. Porter abstaining from any discussion or vote regarding the matter). The loan accrues interest at the rate of 6.09% annually, the applicable federal rate for a loan of this nature at that time. Accrued interest is to be paid annually, and the principal amount of the loan is due to be paid in November 2010. In May 2001, Mr. Porter pre-paid all interest for calendar year 2001. In December 2001, Mr. Porter repaid $1.0 million of the principal amount of the loan, leaving a remaining balance outstanding of $14.0 million. The loan is collateralized by equity interests in various limited liability companies and properties owned by Mr. Porter and is monitored, reviewed and discussed by the Compensation Committee, Audit Committee and the full Board of Directors of the Company on at least a quarterly basis (with Mr. Porter abstaining from any discussion or vote regarding the matter).

In November 2000, the Company loaned Dr. Christos M. Cotsakos, the Chairman of the Board of Directors and Chief Executive Officer of the Company, the principal amount of $15.0 million on a full recourse, fully collateralized basis. This loan was approved by the Compensation Committee, Audit Committee and the full Board of Directors of the Company (with Dr. Cotsakos abstaining from any discussion or vote regarding the matter). The loan accrued interest at the rate of 6.09%, the applicable federal rate for a loan of this nature at that time. Accrued interest was to be paid annually, and the principal amount of the loan was due to be paid in November 2005. In June 2001, Dr. Cotsakos pre-paid all interest that would become due and owing in 2001. The loan was collateralized by real property owned by Dr. Cotsakos. As part of the renegotiation of Dr. Cotsakos’ employment contract, in August 2001, the Company cancelled the $15.0 million note that had been outstanding between Dr. Cotsakos and the Company since November 2000 and agreed to reimburse Dr. Cotsakos approximately $15.2 million that he incurred in related taxes. The Company’s action had the effect of eliminating the Company’s contractual obligation to forgive the note and reimburse related taxes in the event of a change of control of the Company. As part of the same negotiation, Dr. Cotsakos agreed to the elimination of certain relocation benefits and related payment of taxes which had been payable to him upon the change of control under his previous agreement. The Board believes that these changes to the Dr. Cotsakos employment contract served to enhance the value of the Company in a future business combination. At the time of the renegotiation of this portion of Dr. Cotsakos’ employment contract, there was no proposal under consideration to acquire the Company, but the Company is part of an industry that is consolidating and the Company from time to time has considered and will continue to consider proposals for appropriate business combinations that would enhance shareholder value. Also as part of the ongoing renegotiation of Dr. Cotsakos’ new employment agreement, the Company and Dr. Cotsakos are negotiating additional contractual considerations that the Company believes will have long-term value for shareowners.

In December 2000, the Company loaned Ms. Brigitte VanBaelen, the Chief Community Development Officer and Corporate Secretary of the Company, the principal amount of $500,000 on a full recourse, collateralized basis. This loan was approved by the Compensation Committee, Audit Committee and the full Board of Directors of the Company. The loan accrued interest at the rate of 6.10% annually, the applicable federal rate for a loan of this nature at that time. Accrued interest on the loan was due to be paid in December 2001. The principal amount of the loan and all remaining accrued interest was to be paid in December 2002. In June 2001, Ms. VanBaelen pre-paid all interest that would become due and owing in 2001. Ms. VanBaelen repaid the loan and all remaining accrued interest in full in December 2001.

In March 2001, the Company loaned Ms. Pamela Kramer, Chief Content Development Officer, the principal amount of $100,000. This loan was approved by the Compensation Committee, Audit Committee and the full Board of Directors of the Company. The loan accrued interest at a rate of 4.68% annually, the applicable federal rate for a loan of this nature at that time. Accrued interest on the loan was due in March 2002, and the remaining interest and principal were due in March 2003. Ms. Kramer repaid the loan and all accrued interest in full in December 2001. The loan was collateralized by shares of the Company’s Common Stock held by Ms. Kramer.

In May 2001, to assist him with his relocation for his position, the Company made a short term, full recourse and fully collateralized loan to Mr. Dennis Lundien, formerly the Company’s Chief Internal Audit, Security and Privacy Officer, in the principal amount of $2.0 million. This loan was approved by the Compensation Committee, Audit Committee and the full Board of Directors of the Company. The loan accrued interest at a rate of 4.25% annually, the applicable federal rate for a loan of this nature at that time. The principal amount and accrued interest on the loan were due in May 2002. Mr. Lundien repaid the loan and all accrued interest in full in October 2001. The loan was collateralized by real property owned by Mr. Lundien.

Following the events of September 11, 2001, in anticipation of potentially significant instability in the equity markets, the Company advanced a short term “bridge” loan to Mr. William A. Porter, founder of the Company, Chairman Emeritus and currently a director of the Company, in the aggregate principal amount of approximately $4.1 million. The loan was approved by the full Board of Directors of the Company. The loan accrued interest at a rate of 3.82% annually, the applicable federal rate for a loan of this nature at that time. The principal amount and accrued interest on the loan were repaid in full in October 2001. The loan was collateralized by shares of Common Stock owned by Mr. Porter.

Following the events of September 11, 2001, in the period from September 17 through September 21, Dr. Cotsakos, the Company’s Chairman and Chief Executive Officer, purchased a total of 301,000 shares of the Company’s Common Stock on the open market at prices ranging from $4.78 per share to $5.65 per share in accordance with the provisions of the SEC’s September 14, 2001 Emergency Order Pursuant To Section 12(k)(2) of the Securities Exchange Act of 1934.

Following the events of September 11, 2001, on September 19, Ms. Brigitte VanBaelen, the Company’s Chief Community Development Officer and Corporate Secretary, purchased 3,000 shares of the Company’s Common Stock on the open market at a price of $4.97 per share in accordance with the provisions of the SEC’s September 14, 2001 Emergency Order Pursuant To Section 12(k)(2) of the Securities Exchange Act of 1934.

The Company encourages its executive officers to hold the Company’s stock to more closely align their interests with those of our shareowners and stakeholders and to tie their interests to long term shareowner and stakeholder value. As provided for in the Company’s shareowner-approved 1996 Stock Incentive Plan and consistent with the practices of similarly situated companies, during fiscal year 2000 the Company adopted a program pursuant to which the Company has made loans to executive officers in connection with their purchase and holding of shares of the Company’s stock. Since May of 2000, the Company made loans to six executive officers of the Company under this program. The program was reviewed by the Compensation Committee, the Audit Committee and the full Board of Directors of the Company, acting with the advice and counsel of independent legal counsel and the Company’s auditors prior to adoption. The executive officers who participated in this program exercised and held the option shares purchased with the proceeds of the loans. The Company loaned the following officers the amounts listed on the dates listed, after which the officers purchased the number of shares listed following their names: Dr. Christos M. Cotsakos, Chairman of the Board and Chief Executive Officer (approximately $14.4 million in June 2000 to purchase and hold 1,730,572 shares and approximately $12.5 million in June 2001 to purchase and hold 2,510,323 shares); Mr. Jerry D. Gramaglia, President and Chief Customer Operations Officer (approximately $900,000 in May 2000 to purchase and hold 100,000 shares and approximately $500,000 in December 2000 to purchase and hold 100,000 shares); Mr. Michael Sievert, formerly the Chief Sales and Marketing Officer (approximately $73,000 in May 2000 to purchase and hold 7,000 shares, subsequent to which Mr. Sievert repaid the loan and all accrued interest in full in May 2000); Ms. Connie M. Dotson, Chief Communications and Knowledge Officer (approximately $1.3 million in May 2000 to purchase and hold 157,064 shares, of which Ms. Dotson repaid approximately $600,000 of the principal in October 2001); Mr. Leonard C. Purkis, Chief Finance and Administration Officer (approximately $1.8 million in June 2000 to purchase and hold 200,000 shares); and Ms. Pamela Kramer, Chief Content Development Officer (approximately $80,000 in May 2000 to purchase and hold 7,184 shares). The principal amount of each loan was due thirteen months after it was made. Interest on each loan at the rate of 7.75% (the Company’s applicable margin lending rate at that time) began to accrue immediately. Accrued and unpaid interest on each loan was due one year from the date of that loan and additional accrued but unpaid interest for the last month of the term was due on maturity. For each loan listed in May and June 2000 (with the exception of the loan to Mr. Sievert), all interest was paid in full in June 2000 and the loans were subsequently renegotiated with the executive with an interest rate of 5.75% (the Company’s applicable margin rate at that time) and a due date of November 2002. Each loan is a full recourse loan collateralized by a stock pledge of the number of shares purchased with the proceeds of the loan. These loans are monitored, reviewed and discussed by the Compensation Committee, Audit Committee and the full Board of Directors of the Company on at least a quarterly basis.

In 2000, the Company entered into a strategic alliance with SoundView Technologies, Inc. (“SNDV” or “Wit”). In connection with the establishment of the relationship and the sale to SNDV of E*OFFERING, a 23/6% owned investment of the Company, the Company and various entities affiliated with General Atlantic Partners (“GAP”) and SOFTBANK acquired Common Stock and warrants issued by SNDV. William E. Ford, a director of the Company, is a principal of GAP and Ronald D. Fisher, a director of the Company, is Vice-Chairman of SOFTBANK. Mr. Ford and Dr. Cotsakos served on the Board of Directors of SNDV during 2001. Dr. Cotsakos, Mr. Ford, Mr. Fisher and several of the Company’s executive officers during 2001 owned an aggregate of 562,176 shares of SNDV Common Stock and options to acquire 66,839 SNDV common shares.

During the period from October 2000 through August 2001, the market value of SNDV shares decreased significantly. In August 2001, the Company recognized a $19.8 million loss on its investment in Wit, reflecting the difference between the fair market value and the carrying value of the securities as of that date. Effective August 20, 2001, the Company entered into a Termination Agreement and General Release with Wit, referred to herein as the Termination Agreement, as well as a Relationship Agreement. Prior to the renegotiation of their arrangement, Dr. Cotsakos had resigned from the Board of Directors of SNDV. Pursuant to the Termination Agreement, the Company and Wit terminated their strategic alliance in its entirety. The Company and Wit established a new business relationship governed by the Relationship Agreement. As part of the Termination Agreement the parties eliminated all termination penalties that the parties had previously agreed to as part of the strategic alliance. At the time the parties were negotiating the Termination Agreement and the Relationship Agreement, the potential penalties to the Company for early termination of the strategic alliance could have been in excess of $80 million. In consideration of the Termination Agreement and the Relationship Agreement, including the elimination of any termination penalties, the Company transferred to Wit 9.3 million shares of Wit Common Stock, warrants to purchase 1.8 million shares of Wit Common Stock at a price of $.60 per share, and warrants to purchase 2.0 million shares of Wit Common Stock at $10.25 per share. These shares and warrants had an aggregate fair value of $16.5 million at that date. The Company believed that this consideration was appropriate because, among other things, it eliminated any possibility of the assessment of the termination penalties described in the strategic alliance agreements. Subsequent to entering into the Termination Agreement, the Company and all related parties mentioned above sold their remaining investment in Wit, comprised of 2.3 million shares of Wit Common Stock, to GAP and its affiliated entities.

Performance Graph

The following performance graph shows the percentage change in cumulative total return to a holder of the Company’s Common Stock, assuming dividend reinvestment, compared with the cumulative total return, assuming dividend reinvestment, of the Standard & Poor’s 500 and the Standard & Poor’s Supercap Composite Diversified Financial Services Index during the period from December 31, 1996 through December 31, 2001. The following graph also shows the percentage change for the same period in relation to the two indices the Company used in its proxy statement for the Annual Meeting held December 31, 2000, the NASDAQ Stock Market (U.S.) Index and the J.P. Morgan Hambrecht & Quist Internet 100 Index (formerly the Chase Hambrecht & Quist Internet 100 Index).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
DECEMBER 31, 1996 TO DECEMBER 31, 2001
AMONG E*TRADE GROUP, INC.,
THE S&P 500, THE NASDAQ STOCK MARKET-U.S. INDEX,
THE S&P SUPERCAP COMPOSITE DIVERSIFIED FINANCIAL SERVICES INDEX
AND THE J.P. MORGAN H&Q INTERNET 100 INDEX

	12/96	12/97	12/98	12/99	12/00	12/01
E*TRADE GROUP, INC.	$100	$200	$407	$907	$257	$357
S&P 500	$100	$133	$171	$208	$189	$166
NASDAQ STOCK MARKET – U.S. INDEX	$100	$122	$173	$321	$193	$153
S&P SUPERCAP COMPOSITE DIVERSIFIED FINANCIAL SERVICES	$100	$160	$191	$254	$312	$273
J.P. MORGAN H&Q INTERNET 100 INDEX	$100	$134	$312	$1,083	$417	$268

*	$100 invested on 12/31/96 in stock or index, including reinvestment of dividends.

•	©2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

Beginning fiscal year 2001, including the transition quarter beginning October 1, 2000 and ending December 31, 2000, the Company elected to utilize the S&P 500 rather than the NASDAQ Stock Market (U.S.) Index as its broad market comparison index because in February 2001 the Company listed its stock on the New York Stock Exchange rather than on the Nasdaq National Market System.

Also beginning fiscal year 2001, including the transition quarter beginning October 1, 2000 and ending December 31, 2000, the Company elected to utilize the S&P Supercap Composite Diversified Financial Services Index rather than the J.P. Morgan H&Q Internet 100 Index because the Company believes that the S&P Supercap Composite Diversified Financial Services Index best represents the Company’s peer group. The index is currently made up of 29 diversified financial services companies that include both banks and securities broker/dealers which compare to the Company’s stated vision and direction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission (the “SEC”). Officers, directors and beneficial owners of more than 10% of any class of the Company’s equity securities are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2001, all filing requirements under Section 16(a) applicable to its officers, directors, and greater than 10% beneficial owners were complied with except as follows: Due to inadvertent administrative errors, Ms. Brigitte VanBaelen, the Company’s Chief Community Development Officer and Corporate Secretary, filed one late report on Form 4 for one open market purchase of 3,000 shares of Common Stock which occurred in September 2001; and Dr. Christos M. Cotsakos, the Company’s Chief Executive Officer and Chairman of the Board of Directors, filed one late report on Form 4 regarding one grant of a nonstatutory stock option first exercised on June 19, 2001 but granted on January 1, 2001. Dr. Cotsakos timely reported each exercise of the option granted January 1, 2001.

SHAREOWNER PROPOSALS

Shareowner proposals intended to be included in the Company’s proxy statement may be submitted for inclusion after the meeting to be held on May 24, 2002, but must be received by the Company no later than December 24, 2002. If the Company is notified of a shareowner proposal within the period beginning March 24, 2003 and ending on May 14, 2003, such notice will be considered untimely and the proxies held by management of the Company provide such proxy holders the discretionary authority to vote against such shareowner proposal even though the shareowner proposal is not discussed in the proxy statement. The proposal must be mailed to the Company’s principal executive offices, 4500 Bohannon Drive, Menlo Park, California 94025, Attention: Ms. Brigitte VanBaelen, Corporate Secretary. Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

Under the terms of the Company’s Bylaws, shareowners who intend to present an item of business at the next Annual Meeting of Shareowners after the meeting to be held on May 24, 2002 (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice of such business to the Corporate Secretary no earlier than November 24, 2002 and no later than December 24, 2002, as set forth more fully in such Bylaws.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

In accordance with its amended and restated written charter (a copy of which is attached hereto as Appendix A) as adopted by the Board of Directors (the “Board”), the Audit Committee of the Board (the “Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended December 31, 2001, including the period from October 1, 2000 through December 31, 2001, the Committee met six times and acted four times by unanimous written consent, and the Committee chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Finance and Administration Officer and independent auditors prior to public release. The Audit Committee is entirely made up of independent directors as defined in the New York Stock Exchange Listing Standards.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence, including whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence, and satisfied itself as to the auditors’ independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year December 31, 2001, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareowner ratification, of the independent auditors, and the Board concurred in such recommendation.

Submitted by the Audit Committee of the Company’s Board of Directors:

Dr	. Lester C. Thurow (Chair)
Mr	. Lewis E. Randall
Mr	. Peter Chernin

FORM 10-K

The Company filed an Annual Report on Form 10-K for fiscal year 2001 with the Securities and Exchange Commission effective April 1, 2002. Shareowners may obtain a copy of this report, without charge, by writing to Ms. Brigitte VanBaelen, Corporate Secretary, at the Company’s principal offices located at 4500 Bohannon Drive, Menlo Park, California 94025.

OTHER MATTERS

Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

It is important that your shares are represented at the meeting, regardless of the number of shares you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. If you elected to receive the Annual Report and Proxy Statement electronically over the Internet, you will not receive a paper proxy card and we encourage you to vote online, unless you cancel your enrollment. Shareowners who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By	Order of the Board of Directors,

/s/	Christos M. Cotsakos

Christos M. Cotsakos, Ph.D.
Chairman of the Board and
Chief Executive Officer

April 29, 2002
Menlo Park, California

APPENDIX A: Audit Committee Charter

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

SECTION I—PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established; and the Company’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of the Company’s independent accountants.

•	Provide an open avenue of communication among the independent accountants, financial and senior management and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

SECTION II—ORGANIZATION

There shall be an Audit Committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall consist of at least three (3) members who at all times shall be members of the Board of Directors, and that such members shall be designated by resolution of the Board of Directors, each such member to serve until he is no longer a director or until removed and a successor is elected by the Board of Directors, whichever shall first occur. The Audit Committee members shall all be financially literate, as such qualification is interpreted in the business judgment of the Board of Directors, and at least one member of the Audit Committee shall have accounting and related financial management expertise. The Audit Committee shall be composed of directors who meet the independence requirement for Audit Committee members required by the New York Stock Exchange.

SECTION III—STATEMENT OF POLICY

The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditor and the financial management of the Company.

SECTION IV—CONTINUOUS ACTIVITIES—GENERAL

1.	Provide an open avenue of communication between the independent auditor, and the Board of Directors. The independent auditor is ultimately accountable to the Board of Directors and Audit Committee.

2.	Meet four times per year or more frequently as circumstances require. The Audit Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

3.	Confirm the independence of the independent auditor.

4.
Review with the independent auditor the coordination of audit efforts regarding the completeness of coverage, and the effective use of audit resources. The responsibilities set forth herein do not reflect or create any duty or obligation of the Audit Committee to plan, conduct, oversee or determine the appropriate scope of any audit, or to determine that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with Generally Accepted Accounting Principles or applicable law. In exercising its business judgment, the Audit Committee shall rely on the information and advice provided by the Company’s management and/or its outside auditor.

5.	Inquire of management and the independent auditor, about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company and related entities.

6.	Consider and review with the independent auditor:

a)	The adequacy of the Company’s and related entities’ internal controls including computerized information system controls and security.

b)	Related findings and recommendations of the independent auditor together with management’s responses.

c)	New or proposed financial reporting issues to determine their impact on the Company.

7.	Consider and review with management, and the independent auditor:

a)	Significant findings during the year, including the status of previous audit recommendations.

b)	Any difficulties encountered in the course of audit work including any restrictions on the scope or activities or access to required information.

8.
Meet periodically with the independent auditor and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

9.	Instruct the independent auditor that the Audit Committee as representatives of the Board of Directors and the shareholders, is the auditor’s client.

10.	Report periodically to the Board of Directors on significant results of the foregoing activities.

11.	Review this Charter on at least an annual basis and update this Charter, as conditions dictate.

12.	Perform such duties required to be performed by independent directors of the Company pursuant to law or the bylaws or regulations of The New York Stock Exchange.

13.	Perform such other duties as the Board of Directors may from time to time assign to it.

SECTION V—CONTINUOUS ACTIVITIES—RE: REPORTING SPECIFIC POLICIES

1.
Advise financial management and the independent auditor that they are expected to provide a timely analysis of significant current financial reporting issues and practices. In conjunction with this timely analysis, the Audit Committee should review related SEC filings on Form 10-K prior to submission to the SEC. In addition, filings on Form 10-Q should be reviewed either with the Chair of the Committee or the entire Committee.

2.
Provide that financial management and the independent auditor discuss with the Audit Committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company.

3.
Inquire as to the auditor’s independent qualitative judgments about the appropriateness, not just the acceptability, of the accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by the Company.

4.
Determine, in regard to new transactions or events, management’s reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management and assure concurrence of the auditor’s with such reasoning.

5.	Inquire as to the auditor’s views about how the Company’s choices of accounting principles and disclosure practices may affect public views and attitudes about the Company.

SECTION VI—SCHEDULED ACTIVITIES

1.
Recommend the selection of the independent auditor for approval by the Board of Directors and election by shareowners, approve the compensation of the independent auditor, and review and approve management’s proposed discharge of the independent auditor.

2.	Consider, in consultation with the independent auditor, the audit scope and plan of the independent auditor.

3.	Review with management and the independent auditor the results of annual audits and related comments including:

a)	The independent auditor’s audit of the Company’s and related entities’ annual financial statements, accompanying footnotes and its report thereon.

b)	Any significant changes required in the independent auditor’s audit plans.

c)	Any difficulties or disputes with management encountered during the course of the audit.

d)	The auditor’s reasoning in accepting or questioning significant estimates made by management.

e)	Other matters related to the conduct of the audit which are to be communicated to the Audit Committee under Generally Accepted Auditing Standards.

4.	Review any reports of examination made by regulatory authorities.

5.	Arrange for the independent auditor to be available to the full Board of Directors at least annually to help provide a basis for the Board to recommend the appointment of the auditor.

SECTION VII—OVERSIGHT ACTIVITIES

1.
Request periodically from the independent auditor and review formal written statements submitted by the independent auditor delineating all relationships between the independent auditor and the Company. Consider the impact of these relationships on the auditor’s objectivity and independence based on their nature and the significance of their fees, and recommend actions to the Board of Directors to satisfy itself of the independent auditor’s independence.

2.
Review periodically with the Chief Legal Affairs Officer, legal and regulatory matters that may have a material impact on the Company’s and related entities’ financial statements, compliance policies and programs.

3.
Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel and other professionals to assist it in the conduct of any investigation.

4.
Discuss and assist management with the formation and maintenance of an internal audit function. The primary function of the Internal Audit Department would be to assist the Audit Committee in fulfilling its oversight responsibilities by reviewing, in detail and on an on-going, daily basis: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Company’s auditing, accounting and financial reporting processes generally.

5.	Review management’s development and the monitoring of the Company’s compliance with its Code of Ethical Conduct.

6.
Review and approve agreements or arrangements (other than employment agreements approved by the Compensation Committee of the Board of Directors) between the Company and Executive Officers (or entities in which an Executive Officer holds an interest) in which agreements or arrangements the Committee believes are in the best interests of the Company to engage.

SECTION VIII—GENERAL

1.
The Committee shall hold regular meetings at such places and at such times as shall be determined from time to time by resolution of the Committee, and that special meetings of the Committee may be held from time to time pursuant to the call of the chairman of the Committee. In lieu of a meeting, the Audit Committee may also act by unanimous written consent resolution.

2.	The chairman of the Committee shall, when present, preside at all of the meetings of the Committee and shall call and designate the time and place of all special meetings of the Committee.

3.	The Committee shall designate a person (who need not be a member of the Committee) to keep minutes of its meetings. The minutes shall be retained by the Corporate Secretary of the Company.

4.	The Committee shall report periodically to the Board on significant results of the foregoing activities.

5.	The Committee shall perform such other duties as the Board may from time to time assign to it.

END APPENDIX A

APPENDIX B: E*TRADE Group, Inc. 1996 Stock Purchase Plan

E*TRADE GROUP, INC.
STOCK PURCHASE PLAN
(As Amended and Restated Effective January 23, 2002)

All share numbers in this document reflect the 2-for-1 splits of the Corporation’s Common Stock effected on January 29, 1999 and May 21, 1999.

I.    PURPOSE OF THE PLAN

This Stock Purchase Plan is intended to promote the interests of E*TRADE Group, Inc. by providing eligible associates with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.    ADMINISTRATION OF THE PLAN

The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.    STOCK SUBJECT TO PLAN

A.    The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed Two Million Nine Hundred Forty-One Thousand Nine Hundred Four (2,941,904) shares. Such authorized share reserve is comprised of (i) the Two Million Six Hundred Thousand (2,600,000) shares initially reserved for issuance as of the Effective Time, plus (ii) an additional increase of Three Hundred Forty-One Thousand Nine Hundred Four (341,904) shares authorized by the Board on January 23, 2002; subject to shareholder approval at the Corporation’s annual meeting to be held May 24, 2002.

B.    Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV.    OFFERING PERIODS

A.    Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B.    Each offering period shall be of such duration (not to exceed twenty-four (24) months) as determined by the Plan Administrator prior to the start date. The initial offering period shall commence at the Effective Time and terminate on the last business day in July 1998. The next offering period shall commence on the first business day in August 1998, and subsequent offering periods shall commence as designated by the Plan Administrator.

C.    Each offering period shall be comprised of a series of one or more successive Purchase Intervals. Purchase Intervals shall run from the first business day in February each year to the last business day in July of the same year and from the first business day in August each year to the last business day in January of the following year. Accordingly, the first Purchase Interval in effect under the initial offering period shall commence at the Effective Time and terminate on the last business day in January 1997.

D.    Should the Fair Market Value per share of Common Stock on any Purchase Date within an offering period be less than the Fair Market Value per share of Common Stock on the start date of that offering period, then that offering period shall automatically terminate immediately after the purchase of shares of Common Stock on such Purchase Date, and a new offering period shall commence on the next business day following such Purchase Date. The new offering period shall have a duration of twenty four (24) months, unless a shorter duration is established by the Plan Administrator within five (5) business days following the start date of that offering period.

V.    ELIGIBILITY

A.    Each individual who is an Eligible Associate on the start date of any offering period under the Plan may enter that offering period on such start date or on any subsequent Semi-Annual Entry Date within that offering period, provided he or she remains an Eligible Associate.

B.    Each individual who first becomes an Eligible Associate after the start date of an offering period may enter that offering period on any subsequent Semi-Annual Entry Date within that offering period on which he or she is an Eligible Associate.

C.    The date an individual enters an offering period shall be designated his or her Entry Date for purposes of that offering period.

D.    To participate in the Plan for a particular offering period, the Eligible Associate must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) on or before his or her scheduled Entry Date.

VI.    PAYROLL DEDUCTIONS

A.    The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an offering period may be any multiple of one percent (1%) of the Base Salary paid to the Participant during each Purchase Interval within that offering period, up to a maximum of ten percent (10%). The deduction rate so authorized shall continue in effect throughout the offering period, except to the extent such rate is changed in accordance with the following guidelines:

(i)    The Participant may, at any time during the offering period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per Purchase Interval.

(ii)    The Participant may, prior to the commencement of any new Purchase Interval within the offering period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate (which may not exceed the ten percent (10%) maximum) shall become effective on the start date of the first Purchase Interval following the filing of such form.

B.    Payroll deductions shall begin on the first pay day following the Participant’s Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

C.    Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

D.    The Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.

VII.    PURCHASE RIGHTS

A.    Grant of Purchase Right.    A Participant shall be granted a separate purchase right for each offering period in which he or she participates. The purchase right shall be granted on the Participant’s Entry Date into the offering period and shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of such offering period, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Associate if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

B.    Exercise of the Purchase Right.    Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded pursuant to the Termination of Purchase Right provisions below) on each such Purchase Date. The purchase shall be effected by applying the Participant’s payroll deductions for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

C.    Purchase Price.    The purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date within the offering period shall not be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant’s Entry Date into that offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

D.    Number of Purchasable Shares.    The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the offering period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed Three Thousand (3,000) shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization.

E.    Excess Payroll Deductions.    Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be promptly refunded.

F.    Termination of Purchase Right.    The following provisions shall govern the termination of outstanding purchase rights:

(i)    A Participant may, at any time prior to the next scheduled Purchase Date in the offering period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the Purchase Interval in which such termination occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

(ii)    The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the offering period for which the terminated purchase right was granted. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into that offering period.

(iii)    Should the Participant cease to remain an Eligible Associate for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the Purchase Interval in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions collected to date on his or her behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant’s behalf during such leave. Upon the Participant’s return to active service, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return.

G.    Corporate Transaction.    Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the payroll deductions of each Participant for the Purchase Interval in which such Corporate Transaction occurs to the purchase of whole shares of Common Stock at a purchase price per share not less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant’s Entry Date into the offering period in which such Corporate Transaction occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, and the clause (i) amount above shall not, for any Participant whose Entry Date for the offering period is other than the start date of that offering period, be less than the Fair Market Value per share of Common Stock on that start date.

The Corporation shall use its best efforts to provide at least ten (10)-days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction.

H.    Proration of Purchase Rights.    Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

I.    Assignability.    The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

J.    Stockholder Rights.    A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII. ACCRUAL	LIMITATIONS

A.    No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.    For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

(i)    The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period on which such right remains outstanding.

(ii)    No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C.    If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions which the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

D.    In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX.    EFFECTIVE DATE AND TERM OF THE PLAN

A.    The Plan was adopted by the Board on May 31, 1996 and shall become effective at the Effective Time, provided no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until (i) the Plan shall have been approved by the stockholders of the Corporation and (ii) the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation. In the event such stockholder approval is not obtained, or such compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect, and all sums collected from Participants during the initial offering period hereunder shall be refunded.

B.    Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in July 2006, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

X.    AMENDMENT OF THE PLAN

A.    The Board may alter, amend, suspend or discontinue the Plan at any time to become effective immediately following the close of any Purchase Interval. However, the Plan may be amended or terminated immediately upon Board action, if and to the extent necessary to assure that the Corporation will not recognize, for financial reporting purposes, any compensation expense in connection with the shares of Common Stock offered for purchase under the Plan, should the financial accounting rules applicable to the Plan at the Effective Time be subsequently revised so as to require the recognition of compensation expense in the absence of such amendment or termination.

B.    In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation’s stockholders: (i) materially increase the number of shares of Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant on any one Purchase Date, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.

XI.    GENERAL PROVISIONS

A.    All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

B.    Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

C.    The provisions of the Plan shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

Schedule A

Corporations Participating in
Associate Stock Purchase Plan
As of the Effective Time

E*TRADE Group, Inc.
E*TRADE Securities, Inc.

Corporations Participating in
Associate Stock Purchase Plan
As of August 1, 1997

E*TRADE Securities, Ltd.

Corporations Participating in
Associate Stock Purchase Plan
As of July 1, 2001

E*TRADE Group, Inc.
E*TRADE Securities, Incorporated
E*TRADE Securities, Ltd.
E*TRADE Mortgage Corporation
E*TRADE Advisory Services, Inc.
E*TRADE Technologies Corporation
VERSUS Brokerage Services (US), Inc.
E*TRADE UK Ltd.
E*TRADE Institutional Securities Limited
E*TRADE Web Services Limited
ETRADE Asia Services Limited
ETRADE Securities (Hong Kong) Limited
ETRADE Securities Limited
E*TRADE Securities Corporation
E*TRADE Institutional Securities Limited
TIR Securities (Australia) Limited
TIR (Holdings) Limited

APPENDIX

The following definitions shall be in effect under the Plan:

A.
Base Salary shall mean the (i) regular base salary paid to a Participant by one or more Participating Companies during such individual’s period of participation in one or more offering periods under the Plan plus (ii) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. The following items of compensation shall not be included in Base Salary: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments and (ii) any and all contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant’s behalf by the Corporation or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established.

B.	Board shall mean the Corporation’s Board of Directors.

C.	Code shall mean the Internal Revenue Code of 1986, as amended.

D.	Common Stock shall mean the Corporation’s common stock.

E.	Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

F.	Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

(i)
a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii)	the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

G.
Corporation shall mean E*TRADE Group, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of E*TRADE Group, Inc. which shall by appropriate action adopt the Plan.

H.
Effective Time shall mean the time at which the Underwriting Agreement is executed and finally priced. Any Corporate Affiliate which becomes a Participating Corporation after such Effective Time shall designate a subsequent Effective Time with respect to its associate-Participants.

I.
Eligible Associate shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).

J.	Entry Date shall mean the date an Eligible Associate first commences participation in the offering period in effect under the Plan. The earliest Entry Date under the Plan shall be the Effective Time.

K.	Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)
If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the average of the high and low selling prices per share of Common Stock on the date in question, as such prices are reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no reported selling price for the Common Stock on the date in question, then the Fair Market Value shall be the average of the high and low selling prices on the last preceding date for which such quotations exist.

(ii)
If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the average of the high and low selling prices per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such prices are officially quoted in the composite tape of transactions on such exchange. If there is no reported selling price for the Common Stock on the date in question, then the Fair Market Value shall be the average of the high and low selling prices on the last preceding date for which such quotations exist.

(iii)
For purposes of the initial offering period which begins at the Effective Time, the Fair Market Value shall be deemed to be equal to the price per share at which the Common Stock is sold in the initial public offering pursuant to the Underwriting Agreement.

L.	1933 Act shall mean the Securities Act of 1933, as amended.

M.	Participant shall mean any Eligible Associate of a Participating Corporation who is actively participating in the Plan.

N.
Participating Corporation shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Associates. The Participating Corporations in the Plan are listed in attached Schedule A.

O.	Plan shall mean the Corporation’s Stock Purchase Plan, as set forth in this document.

P.	Plan Administrator shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.

Q.	Purchase Date shall mean the last business day of each Purchase Interval. The initial Purchase Date shall be January 31, 1997.

R.	Purchase Interval shall mean each successive six (6)-month period within the offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant.

S.	Semi-Annual Entry Date shall mean the first business day in February and August each year on which an Eligible Associate may first enter an offering period.

T.	Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

U.	Underwriting Agreement shall mean the agreement between the Corporation and the underwriter or underwriters managing the initial public offering of the Common Stock.

END APPENDIX B

APPENDIX C: E*TRADE Group, Inc. 2002 Associate Stock Purchase Plan

E*TRADE GROUP, INC.
2002 ASSOCIATE STOCK PURCHASE PLAN

I.    PURPOSE OF THE PLAN

This 2002 Associate Stock Purchase Plan is intended to promote the interests of E*TRADE Group, Inc. by providing Eligible Associates with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.    ADMINISTRATION OF THE PLAN

A.    The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and any agreement or other document employed in the administration of the Plan. Subject to the provisions of the Plan, the Plan Administrator shall determine all of the terms and conditions of Purchase Rights; provided, however, that all Participants granted Purchase Rights pursuant to an Offering Period shall have the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

B.    The Corporation may, from time to time, consistent with the Plan and the requirements of Section 423 of the Code, establish, change or terminate such rules, guidelines, policies, procedures, limitations, or adjustments as deemed advisable by the Corporation, in its discretion, for the proper administration of the Plan, including, without limitation, (i) a minimum payroll deduction amount required for participation in an Offering Period, (ii) a limitation on the frequency or number of changes permitted in the rate of payroll deduction during an Offering Period, (iii) an exchange ratio applicable to amounts withheld in a currency other than United States dollars, and (iv) a payroll deduction greater than or less than the amount designated by a Participant in order to adjust for the Corporation’s delay or mistake in processing the Participant’s enrollment or in otherwise effecting a Participant’s election under the Plan or as advisable to comply with the requirements of Section 423 of the Code.

III.    STOCK SUBJECT TO PLAN

A.    The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed five million (5,000,000) shares. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Common Stock allocable to the unexercised portion of that Purchase Right shall again be available for issuance under the Plan.

B.    Should any change be made to the Common Stock by reason of any stock dividend, stock split, reverse stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding Purchase Right in order to prevent the dilution or enlargement of benefits thereunder. For purposes of the foregoing, conversion of any convertible securities of the Corporation shall not be treated as effected “without the Corporation’s receipt of consideration.” Any fractional share resulting from an adjustment pursuant to this section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Plan Administrator, and its determination shall be final, binding and conclusive.

IV.    OFFERING PERIODS

A.    Shares of Common Stock shall be offered for purchase under the Plan through a series of successive Offering Periods established by the Plan Administrator until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B.    Unless otherwise established by the Plan Administrator prior to the commencement of an Offering Period, each Offering Period shall have a duration of approximately twelve (12) months; provided, however, that no Offering Period may have a duration exceeding twenty-seven (27) months. Notwithstanding the foregoing, the initial Offering Period shall commence (the “Initial Offering Period Commencement Date”) no earlier than the Effective Date and on or about the 2nd day following the filing of an effective registration statement on Form S-8 under the 1933 Act covering the shares of Common Stock issuable pursuant to the Plan, and shall terminate on the last business day in July 2003. Unless otherwise established by the Plan Administrator prior to the commencement of an Offering Period, subsequent Offering Periods during the term of the Plan shall commence on the first business day of August of each calendar year thereafter and shall end on the last business day of the next succeeding July.

C.    Each Offering Period shall be comprised of a series of one or more successive Purchase Intervals. Unless otherwise established by the Plan Administrator, Purchase Intervals shall run from the first business day in August each year to the last business day in January of the following year and from the first business day in February each year to the last business day in July of the same year. Notwithstanding the foregoing, the first Purchase Interval in effect under the initial Offering Period shall commence on the Initial Offering Period Commencement Date and terminate on the last business day in January 2003.

D.    Should the Fair Market Value per share of Common Stock on any Purchase Date within an Offering Period (other that the final Purchase Date of the Offering Period) be less than the Fair Market Value per share of Common Stock on the start date of that Offering Period, then that Offering Period shall automatically terminate immediately after the purchase of shares of Common Stock on such Purchase Date, and a new Offering Period shall commence on the next business day following such Purchase Date. The new Offering Period shall have a duration of twelve (12) months, unless a shorter duration is established by the Plan Administrator within five (5) business days following the start date of that Offering Period.

V.    ELIGIBILITY

A.    The Corporation shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Eligible Associate and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s participation in or other rights, if any, under the Plan as of the time of the Corporation’s determination, all such determinations by the Corporation shall be final, binding and conclusive, notwithstanding that the Corporation or any governmental agency subsequently makes a contrary determination.

B.    Each individual who is an Eligible Associate on the start date of any Offering Period under the Plan may enter that Offering Period on such start date or on any subsequent Semi-Annual Entry Date within that Offering Period, provided he or she then remains an Eligible Associate.

C.    Each individual who first becomes an Eligible Associate after the start date of an Offering Period may enter that Offering Period on any subsequent Semi-Annual Entry Date within that Offering Period on which he or she is an Eligible Associate.

D.    The date an individual enters an Offering Period shall be designated his or her Entry Date for purposes of that Offering Period.

E.    To participate in the Plan for a particular Offering Period, the Eligible Associate must complete the enrollment form(s) prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Corporation on or before his or her scheduled Entry Date. Notwithstanding the foregoing, a Participant shall automatically participate in the next Offering Period commencing immediately after the final Purchase Date of each Offering Period in which the Participant participates provided that the Participant remains an Eligible Associate on the start date of the new Offering Period. A Participant who may automatically participate in a subsequent Offering Period, as provided in this Section, is not required to deliver any additional enrollment form(s) for the subsequent Offering Period in order to continue participation in the Plan. However, a Participant may deliver a new enrollment form for a subsequent Offering Period in accordance with this Section if the Participant desires to change any of the elections contained in the Participant’s then effective enrollment form.

VI.    PAYROLL DEDUCTIONS

A.    Except as otherwise provided by the Plan Administrator, the payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an Offering Period may be any multiple of one percent (1%) of the Base Compensation paid to the Participant during each Purchase Interval within that Offering Period, up to a maximum of ten percent (10%). The Plan Administrator may change the foregoing limits on payroll deductions effective as of the commencement of any Offering Period. The deduction rate so authorized shall continue in effect throughout the Offering Period, except to the extent such rate is changed in accordance with the following guidelines:

(i)
A Participant may, at any time during the Offering Period, elect to increase or decrease the rate of or to stop his or her payroll deductions effective as soon as practicable after filing the appropriate form with the Corporation. The Participant may not, however, effect more than two (2) such changes per Purchase Interval, or such other limit as the Corporation may establish in its discretion.

(ii)
A Participant who elects, effective following the first pay day of an Offering Period, to decrease the rate of his or her payroll deductions to zero percent (0%) shall nevertheless remain a Participant in the current Offering Period unless such Participant terminates his or her Purchase Right in accordance with Section VII.F.(i) of the Plan.

(iii)
A Participant may withdraw all or any portion of the payroll deductions credited to the Participant and not previously applied toward the purchase of shares of Common Stock by delivering to the Corporation a written notice on a form provided by the Corporation for such purpose. A Participant who withdraws the entire remaining balance of his or her payroll deductions shall be deemed to have terminated his or her Purchase Right in accordance with Section VII.F.(i) of the Plan. Amounts withdrawn shall be returned to the Participant as soon as practicable after the Corporation’s receipt of the notice of withdrawal and may not be applied to the purchase of shares in any Offering Period under the Plan. The Plan Administrator may from time to time establish or change limitations on the frequency of withdrawals permitted under this Section, establish a minimum dollar amount that must be retained by the Participant in the Offering Period, or terminate the withdrawal right provided by this Section.

B.    Payroll deductions shall begin on the first pay day following the Participant’s Entry Date into the Offering Period and shall (unless sooner suspended or terminated in accordance with this Article VI) continue through the pay day ending with or immediately prior to the last day of that Offering Period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

C.    The Corporation may, in its sole discretion, suspend a Participant’s payroll deductions under the Plan as the Corporation deems advisable to avoid accumulating payroll deductions in excess of the amount that could reasonably be anticipated to purchase the maximum number of shares of Common Stock permitted (i) under the Participant’s Purchase Right or (ii) during a calendar year under the limit set forth in Article VIII of the Plan.

Payroll deductions shall be resumed at the rate specified in the Participant’s then effective enrollment form at the beginning of the next Purchase Interval the Purchase Date of which falls in the following calendar year, unless the Participant’s Purchase Right has terminated or the Participant has ceased to be an Eligible Associate.

D.    Payroll deductions shall automatically cease upon the termination of the Participant’s Purchase Right in accordance with the provisions of the Plan or the Participant ceases to be an Eligible Associate.

E.    The Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall, except as provided by Article VIII of the Plan, neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different Offering Period.

VII.    PURCHASE RIGHTS

A.    Grant of Purchase Right.    A Participant shall be granted a separate Purchase Right for each Offering Period in which he or she participates. The Purchase Right shall be granted on the Participant’s Entry Date into the Offering Period and shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of such Offering Period, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Under no circumstances shall Purchase Rights be granted under the Plan to any Eligible Associate if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

B.    Exercise of the Purchase Right.    Each Purchase Right shall be automatically exercised in installments on each successive Purchase Date within the Offering Period, and shares of Common Stock shall accordingly be purchased by each Participant (other than Participants whose Purchase Rights have terminated prior to such Purchase Date) on each such Purchase Date. The purchase shall be effected by applying the Participant’s payroll deductions credited for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

C.    Purchase Price.    The purchase price per share at which Common Stock will be purchased by Participants on each Purchase Date within an Offering Period shall be established by the Plan Administrator; provided, however, that the purchase price on each Purchase Date shall not be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant’s Entry Date into that Offering Period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date. Unless otherwise provided by the Plan Administrator prior to the commencement of an Offering Period, the purchase price on each Purchase Date during the Offering Period shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant’s Entry Date into that Offering Period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

D.    Number of Purchasable Shares.    Unless otherwise specified by the Plan Administrator prior to the commencement of an Offering Period, the number of shares of Common Stock purchasable by a Participant on each Purchase Date during the Offering Period shall be the number of whole shares obtained by dividing the amount of payroll deductions credited to the Participant for the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date; provided, however, that the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed Two Thousand (2,000) shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization.

E.    Excess Payroll Deductions.    Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be promptly refunded.

F.    Termination of Purchase Right.    The following provisions shall govern the termination of outstanding Purchase Rights:

(i)
A Participant may, at any time prior to the next scheduled Purchase Date in an Offering Period, elect to terminate his or her outstanding Purchase Right by filing the appropriate form with the Corporation, and no further payroll deductions shall be collected from the Participant with respect to such Purchase Right. In making such election, the Participant may specify either (a) immediate termination of his or her Purchase Right, in which case any payroll deductions collected during the Purchase Interval in which such termination occurs shall be refunded to the Participant as soon as practicable, or (b) termination of his or her Purchase Right immediately following the next Purchase Date, in which case any payroll deductions collected during the Purchase Interval in which such termination occurs shall be held for the purchase of shares on the next Purchase Date. If no such election is made at the time the Participant makes an election to terminate his or her Purchase Right, then the Purchase Right shall be deemed to terminate immediately.

(ii)
The termination of such Purchase Right shall be irrevocable, and the Participant may not subsequently rejoin the Offering Period for which the terminated Purchase Right was granted. In order to resume participation in any subsequent Offering Period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into that Offering Period.

(iii)
Should a Participant cease to remain an Eligible Associate for any reason (including death, disability or change in employment status) while his or her Purchase Right remains outstanding, then that Purchase Right shall immediately terminate, and all of the Participant’s payroll deductions for the Purchase Interval in which the Purchase Right so terminates shall be refunded as soon as practicable.

(iv)
For purposes of the Plan, an individual shall not be deemed to have ceased to be an Eligible Associate while on any military leave, sick leave, or other bona fide leave of absence approved by the Corporation of ninety (90) days or less. If an individual’s leave of absence exceeds ninety (90) days, the individual shall be deemed to have ceased to be an Eligible Associate on the ninety-first (91st) day of such leave unless the individual’s right to reemployment with a Participating Corporation is guaranteed either by statute or by contract. A Participant whose status as an Eligible Associate ceases in accordance with the preceding sentence may elect either (a) to receive as soon as practicable a refund of all payroll deductions collected to date on his or her behalf for that Purchase Interval or (b) to have such funds held for the purchase of shares on the next scheduled Purchase Date, provided that such Purchase Date occurs no later than three (3) months following the date on which such Participant ceased to be an Eligible Associate. In no event shall any further payroll deductions be collected on a Participant’s behalf during his or her leave of absence. Upon a Participant’s return to active service and provided that the Participant remains an Eligible Associate, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return.

(v)
Any portion of a Participant’s Purchase Right remaining unexercised after the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of the Offering Period.

G.    Corporate Transaction.    In the event of a Corporate Transaction, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume the Corporation’s rights and obligations under the then outstanding Purchase Rights in a manner complying with Section 424(a) of the Code. If the Acquiror elects not to so assume the Company’s rights and obligations under outstanding Purchase Rights, the Purchase Date of the then current

Purchase Interval shall be accelerated to a date before the date of the Corporate Transaction specified by the Plan Administrator, but the number of shares of Common Stock subject to purchase under outstanding Purchase Rights shall not be adjusted. All Purchase Rights which are neither assumed by the Acquiror in connection with the Corporate Transaction nor exercised as of the date of the Corporate Transaction shall terminate and cease to be outstanding effective as of the date of the Corporate Transaction.

The Corporation shall use its best efforts to provide at least ten (10)-days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding Purchase Rights prior to the effective date of the Corporate Transaction.

H.    Proration of Purchase Rights.    Should the total number of shares of Common Stock to be purchased pursuant to outstanding Purchase Rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

I.    Nonassignability.    Purchase Rights shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

J.    Stockholder Rights; Delivery of Certificates.    A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding Purchase Right until the shares are purchased by the Participant in accordance with the provisions of the Plan. As soon as practicable after each Purchase Date, the Corporation shall arrange the delivery to each Participant of a certificate representing the shares acquired by the Participant on such Purchase Date; provided that the Corporation may deliver such shares to a broker designated by the Corporation that will hold such shares for the benefit of the Participant. Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

K.    Tax Withholding.    At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Common Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and foreign tax withholding obligations, if any, of a Participating Corporation which arise upon exercise of the Purchase Right or upon such disposition of shares, respectively. A Participating Corporation may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet such withholding obligations.

VIII.    ACCRUAL LIMITATIONS

A.    No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any Purchase Right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other Purchase Right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.    For purposes of applying such accrual limitations to the Purchase Rights granted under the Plan, the following provisions shall be in effect:

(i)
The right to acquire Common Stock under each outstanding Purchase Right shall accrue in a series of installments on each successive Purchase Date during the Offering Period on which such right remains outstanding.

(ii)
No right to acquire Common Stock under any outstanding Purchase Right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other Purchase Rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C.    If by reason of such accrual limitations, any Purchase Right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions which the Participant made during that Purchase Interval with respect to such Purchase Right shall be refunded as soon as practicable.

D.    In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX.    EFFECTIVE DATE AND TERM OF THE PLAN

A.    The Plan was adopted by the Board on April 4, 2002 and shall become effective on the Effective Date, provided that no Purchase Rights shall be granted under the Plan until (i) the Plan shall have been approved by the shareowners of the Corporation and (ii) the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), and provided further that no shares of Common Stock shall be issued under the Plan until the Corporation shall have complied with all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation.

B.    Unless sooner terminated by the Board, the Plan shall terminate upon the earlier of (i) the date on which all shares available for issuance under the Plan shall have been sold pursuant to Purchase Rights exercised under the Plan or (ii) the date on which all Purchase Rights are exercised in connection with a Corporate Transaction. No further Purchase Rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

X.    AMENDMENT OF THE PLAN

A.    The Board may alter, amend, suspend or discontinue the Plan at any time, except that (i) no such action shall affect Purchase Rights previously granted under the Plan unless expressly provided by the Board and (ii) no such action may adversely affect a Purchase Right previously granted under the Plan without the consent of the Participant, except to the extent permitted by the Plan or as may be necessary to qualify the Plan as an employee stock purchase plan pursuant to Section 423 of the Code or to comply with any applicable law, regulation or rule.

B.    Notwithstanding the foregoing, the Board may amend or terminate the Plan without the consent of the Participants if and to the extent necessary to assure that the Corporation will not recognize, for financial reporting purposes, any compensation expense in connection with the shares of Common Stock offered for purchase under the Plan, should the financial accounting rules applicable to the Plan at the Effective Date be subsequently revised so as to require the recognition of compensation expense in the absence of such amendment or termination.

C.    In addition to the foregoing, an amendment to the Plan must be approved by the shareowners of the Corporation within twelve (12) months before or after the adoption of such amendment by the Board if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Board as Participating Corporations.

XII.    GENERAL PROVISIONS

A.    Compliance with Securities Law.    The issuance of shares under the Plan shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. A Purchase Right may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any securities exchange or market system upon which the Common Stock may then be listed. In addition, no Purchase Right may be exercised unless (i) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the shares issuable upon exercise of the Purchase Right, or (ii) in the opinion of legal counsel to the Corporation, the shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. The inability of the Corporation to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Corporation’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Corporation of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Corporation may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Corporation.

B.    Legends.    The Corporation may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares issued under the Plan. The Participant shall, at the request of the Corporation, promptly present to the Corporation any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of this Section. Unless otherwise specified by the Corporation, legends placed on such certificates may include but shall not be limited to the following:

“THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED HOLDER UPON THE PURCHASE OF SHARES UNDER AN EMPLOYEE STOCK PURCHASE PLAN AS DEFINED IN SECTION 423 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE TRANSFER AGENT FOR THE SHARES EVIDENCED HEREBY SHALL NOTIFY THE CORPORATION IMMEDIATELY OF ANY TRANSFER OF THE SHARES BY THE REGISTERED HOLDER HEREOF. THE REGISTERED HOLDER SHALL HOLD ALL SHARES PURCHASED UNDER THE PLAN IN THE REGISTERED HOLDER’S NAME (AND NOT IN THE NAME OF ANY NOMINEE).”

C.    Notification of Disposition of Shares.    The Corporation may require the Participant to give the Corporation prompt notice of any disposition of shares acquired by exercise of a Purchase Right. The Corporation may require that, until such time as a Participant disposes of shares acquired upon exercise of a Purchase Right, the Participant shall hold all such shares in the Participant’s name until the later of two years after the date of grant of such Purchase Right or one year after the date of exercise of such Purchase Right. The Corporation may direct that the certificates evidencing shares acquired by exercise of a Purchase Right refer to such requirement to give prompt notice of disposition.

D.    Rights as an Employee.    Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

E.    Notices.    All notices or other communications by a Participant to the Corporation under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Corporation at the location, or by the person, designated by the Corporation for the receipt thereof.

F.    Expenses.    All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

G.    Governing Law.    The provisions of the Plan shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

Schedule A

Corporations Participating in
Associate Stock Purchase Plan
As of the Effective Date

E*TRADE Group, Inc.
E*TRADE Securities, Incorporated
E*TRADE Securities, Ltd.
E*TRADE Mortgage Corporation
E*TRADE Advisory Services, Inc.
E*TRADE Technologies Corporation
VERSUS Brokerage Services (US), Inc.
E*TRADE UK Ltd.
E*TRADE Institutional Securities Limited
E*TRADE Web Services Limited
ETRADE Asia Services Limited
ETRADE Securities (Hong Kong) Limited
E*TRADE Securities Corporation
TIR Securities (Australia) Limited
TIR (Holdings) Limited

APPENDIX

The following definitions shall be in effect under the Plan:

A.    Base Compensation shall mean the (i) regular base salary and commissions and trading incentives functioning as base salary equivalents paid to a Participant by one or more Participating Corporations during such individual’s period of participation in one or more Offering Periods under the Plan plus (ii) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. The following items of compensation shall not be included in Base Compensation: (i) all overtime payments, bonuses, commissions (other than those functioning as base salary equivalents), profit-sharing distributions and other incentive-type payments, (ii) any and all contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant’s behalf by the Corporation or any Corporate Affiliate under any employee benefit or welfare plan now or hereafter established, and (iii) any and all reimbursements of expenses, allowances, long-term disability, workers’ compensation or any amount deemed received without the actual transfer of cash or any amounts directly or indirectly paid pursuant to the Plan or any other stock purchase or stock option plan, or any other compensation not included above.

B.    Board shall mean the Corporation’s Board of Directors.

C.    Code shall mean the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

D.    Common Stock shall mean the Corporation’s common stock.

E.    Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

F.    Corporate Transaction shall mean the occurrence of any of the following:

(i)
the direct or indirect sale or exchange in a single or series of related transactions (as determined by the Plan Administrator in its discretion) by the shareowners of the Corporation of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction;

(ii)
a merger or consolidation to which the Corporation is a party in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(iii)	the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

G.    Corporation shall mean E*TRADE Group, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of E*TRADE Group, Inc. which shall by appropriate action adopt the Plan.

H.    Effective Date shall mean the date on which the Plan is initially approved by the shareowners of the Corporation. Any Corporate Affiliate which becomes a Participating Corporation after such Effective Date shall designate a subsequent Effective Date with respect to its associate-Participants.

I.    Eligible Associate shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).

J.    Entry Date shall mean the date an Eligible Associate first commences participation in the Offering Period in effect under the Plan.

K.    Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)
If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the average of the high and low selling prices per share of Common Stock on the date in question, as such prices are reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no reported selling price for the Common Stock on the date in question, then the Fair Market Value shall be the average of the high and low selling prices on the last preceding date for which such quotations exist.

(ii)
If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the average of the high and low selling prices per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such prices are officially quoted in the composite tape of transactions on such exchange. If there is no reported selling price for the Common Stock on the date in question, then the Fair Market Value shall be the average of the high and low selling prices on the last preceding date for which such quotations exist.

(iii)
If, on the relevant date, the Common Stock is not then listed on the Nasdaq National Market or a Stock Exchange, the Fair Market Value of a share of Common Stock shall be as determined in good faith by the Plan Administrator.

L.    1933 Act shall mean the Securities Act of 1933, as amended.

M.    Offering Period shall mean a period established in accordance with Section IV.A of this Plan.

N.    Participant shall mean any Eligible Associate of a Participating Corporation who is actively participating in the Plan.

O.    Participating Corporation shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Associates. The Participating Corporations in the Plan are listed in attached Schedule A.

P.    Plan shall mean the Corporation’s 2002 Associate Stock Purchase Plan, as set forth in this document.

Q.    Plan Administrator shall mean the Board or a committee of the Board duly appointed to administer the Plan and having such powers as specified by the Board.

R.    Purchase Date shall mean the last business day of each Purchase Interval.

S.    Purchase Interval shall mean, unless otherwise established by the Plan Administrator, each successive period of approximately six (6) months within an Offering Period at the end of which each Participant shall purchase shares of Common Stock.

T.    Purchase Right shall mean an option granted to a Participant pursuant to the Plan to purchase such shares of Common Stock as provided in Article VII of this Plan, which the Participant may or may not exercise during the Offering Period in which such option is outstanding. Such option arises from the right of a Participant to withdraw any accumulated payroll deductions of the Participant not previously applied to the purchase of Common Stock under the Plan and to terminate participation in the Offering Period at any time prior to purchasing shares.

U.    Semi-Annual Entry Date shall mean the first day of each Purchase Interval during an Offering Period and shall be a date on which an Eligible Associate may first enter such Offering Period.

V.    Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

End Appendix C

COMMON STOCK

PROXY FOR ANNUAL MEETING OF SHAREOWNERS
MAY 24, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dr. Christos M. Cotsakos, Mr. Russell S. Elmer and Mr. Leonard C. Purkis, and each or any of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of E*TRADE Group, Inc., held of record by the undersigned on April 9, 2002 at the Annual Meeting of Shareowners of E*TRADE Group, Inc. to be held May 24, 2002, or at any postponement or adjournment thereof.

1.	Election of Directors.

01) Dr. Christos M. Cotsakos	02) Mr. David C. Hayden	03) Mr. William A. Porter

☐ FOR	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

2.	To approve a 341,904 share increase in the number of shares of Common Stock reserved for issuance under the Company’s 1996 Stock Purchase Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve the adoption of the 2002 Associate Stock Purchase Plan (the “2002 Plan”) and the reservation of 5,000,000 shares of the Company’s Common Stock for issuance under the 2002 Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To ratify the selection of Deloitte & Touche LLP as independent public accountants for the Company for fiscal year 2002.

☐ FOR	☐ WITHHOLD

5.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

HOUSEHOLDING ELECTION (HH)
Mark “FOR” to enroll this account to receive
future security holder documents in a single
package per household. Mark “AGAINST”
if you do not want to participate. See enclosed
notice. To change your election in the future,
please call 1-800-542-1061.
☐ FOR	☐ AGAINST

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1, 2, 3 and 4. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. IN THE ABSENCE OF CONTRARY INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2, 3 and 4.

PLEASE SIGN EXACTLY AS YOUR NAME(S) IS (ARE) SHOWN ON THE SHARE CERTIFICATE TO WHICH THE PROXY APPLIES. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Da	ted: _________________________, 2002

___	_________________________________
(Signature)

___	_________________________________
(A	dditional signature if held jointly)

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

E*TRADE Group, Inc.

INSTRUCTION CARD

VOTING DIRECTION GIVEN BY THE HOLDER OF
EXCHANGEABLE SHARES OF EGI CANADA CORPORATION
FOR THE MAY 24, 2002 ANNUAL MEETING
OF SHAREOWNERS OF E*TRADE GROUP, INC.

The undersigned, a holder of exchangeable shares (the “Exchangeable Shares”) of EGI Canada Corporation (“ECC”), having read the Notice of Annual Meeting (the “Meeting”) of shareowners of E*TRADE Group, Inc. (“EGI” or the “Company”) to be held at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065, at 2 p.m. local time on May 24, 2002, the Proxy Statement dated April 29, 2002, and the accompanying Notice to Holders of Exchangeable Shares, receipt of each of which is hereby acknowledged, does hereby instruct and direct Computershare Trust Company of Canada (the “Trustee”) as trustee for the voting rights of holders of Exchangeable Shares pursuant to the provisions of the Voting and Exchange Trust Agreement (the “Agreement”) dated August 28, 2000 among EGI, ECC and the Trustee, as follows:

(Please select one of A, B or C)

A.
Exercise or cause to be exercised, whether by proxy given by the Trustee to a representative of EGI or otherwise, the undersigned’s voting rights at the Meeting, or any postponement or adjournment thereof, as follows:

(Please complete the following only if you have selected Alternative A)

1.	Election of Directors.

01) Dr. Christos M. Cotsakos	02) Mr. David C. Hayden	03) Mr. William A. Porter

☐ FOR	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

2.	To approve a 341,904 share increase in the number of shares of Common Stock reserved for issuance under the Company’s 1996 Stock Purchase Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve the adoption of the 2002 Associate Stock Purchase Plan (the “2002 Plan”) and the reservation of 5,000,000 shares of the Company’s Common Stock for issuance under the 2002 Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To ratify the selection of Deloitte & Touche LLP as independent public accountants for the Company for fiscal year 2002; and

☐ FOR	☐ WITHHOLD

(If you have selected Alternative A, please go directly to the signature line below.)

B.
Deliver a proxy to the undersigned at the Meeting, with respect to all Exchangeable Shares held by the undersigned on the record date for the Meeting so that the undersigned may execute personally the undersigned’s voting rights at the meeting or any postponement or adjournment thereof.

(If you have selected Alternative B, please go directly to the signature line below.)

C.
Deliver a proxy to Dr. Christos M. Cotsakos, Mr. Russell S. Elmer and Mr. Leonard C. Purkis, and each or any of them, or in lieu of the foregoing, __________________________________, as the designee of the undersigned to attend and act for and on behalf of the undersigned at the Meeting, with respect to the Exchangeable Shares held by the undersigned on the record date for the Meeting with all the powers that the undersigned would possess if personally present and acting thereat including the power to exercise the undersigned’s voting rights at the Meeting or any postponement or adjournment thereof.

(If you have selected Alternative C, please go directly to the signature line below.)

THE BOARD OF DIRECTORS OF EGI RECOMMENDS A VOTE FOR PROPOSAL NUMBERS 1, 2, 3 and 4. THIS VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE.

PLEASE DATE AND SIGN EXACTLY AS YOUR NAME(S) IS (ARE) SHOWN ON THE SHARE CERTIFICATE TO WHICH THIS VOTING INSTRUCTION APPLIES. IF THIS VOTING INSTRUCTION IS NOT DATED, IT SHALL BE DEEMED TO BE DATED ON THE DAY WHICH IT WAS MAILED TO THE SHAREHOLDER. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Signature:_______________________________        Date:____________________________

Print Name:__________________________________________________________________

Signature:_______________________________        Date:____________________________

Print Name:__________________________________________________________________

Please complete, sign and date this instruction card and return it promptly in the enclosed envelope.

Voting instruction cards must be received by the Trustee, Computershare Trust Company of Canada, c/o IICC, 5970 Chedworth Way, Mississauga, Ontario L5R 4G5 prior to 5:00 PM (Toronto time) on May 22, 2002.

IMPORTANT NOTICE REGARDING DELIVERY OF
SECURITY HOLDER DOCUMENTS

Dear Shareowner,

The Securities and Exchange Commission has adopted a rule that allows us to send a single copy of our annual reports, proxy statements, prospectuses and other disclosure documents to two or more shareowners sharing the same address, subject to certain conditions. We believe these new “householding” rules will provide greater convenience for our shareowners, as well as cost savings for us by reducing the number of duplicate documents that you receive.

You do not need to do anything in order to participate in our householding program. If we do not hear from you on or before June 28, 2002, you will be deemed to have consented to the receipt of only one set of our future shareowner mailings by your household. Your consent will be perpetual unless you withhold it or revoke it.

If you wish to continue to receive separate annual reports, proxy statements, prospectuses and other disclosure documents for each account in your household, you must withhold your consent to our householding program by checking the appropriate box on the enclosed proxy card and returning it in the enclosed postage-prepaid envelope. Even if you vote by telephone or internet, the enclosed proxy card must be returned and marked appropriately to withhold your consent to householding.

Even if you do not withhold your consent to the householding program at this time, you may always revoke your consent at a future date. You may revoke your consent by contacting ADP, either by calling toll free at (800) 542-1061, or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. We will remove you from the householding program within 30 days of receipt of your revocation of your consent.

We strongly encourage your participation in our new householding program, and believe it will benefit both you and E*TRADE Group, Inc. Not only will it reduce the volume of duplicate information that is received in your household, but it will also reduce our costs.

Sincerely,

E*TRADE Group, Inc.